The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-145339
SUBJECT TO COMPLETION, DATED DECEMBER 3, 2007

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 22, 2007)
5,200,000 shares

Common Stock

We are offering 5,200,000 shares of common stock, of which 3,770,000 shares will be offered by the underwriters at a fixed public offering price of $      per share and 1,430,000 shares will be purchased from us on a best efforts basis by Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc., each acting as agent for one of their respective affiliates (collectively, the “variable price sellers”). The variable price sellers will offer either themselves or through their broker-dealer affiliates the shares they have purchased from us from time to time at varying prices. See “Plan of Distribution.” Proceeds of this offering will be used to repay indebtedness and to purchase from affiliates of the variable price sellers call options on our common stock intended to reduce the potential dilution from this offering.

The common stock is listed on the New York Stock Exchange under the symbol “GDP.” On November 30, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $24.43 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 4 of the accompanying prospectus.

Per
	Share(1)	Total(1)

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Goodrich Petroleum Corporation (before expenses)	$	$

(1)	Excludes the offering of 1,430,000 shares of our common stock. The variable price sellers will have a best efforts obligation to purchase the 1,430,000 shares and will not have a firm commitment to purchase these shares. If the variable price sellers purchase the 1,430,000 shares, the proceeds to Goodrich Petroleum Corporation from these shares is $ per share and $ total. If the variable price sellers do not purchase these shares, Goodrich Petroleum Corporation will not receive any proceeds from these shares. The variable price sellers will purchase these shares, if at all, concurrently with the sale of common stock to the public and, if purchased, will offer these shares either themselves or through their broker-dealer affiliates from time to time at varying prices. There are no escrow arrangements with respect to these shares.

We have granted the underwriters a 30-day option to purchase up to 565,500 shares at the public offering price, less the underwriters’ discount to cover any over-allotments.

Delivery of the shares will be made on or about          , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Bear, Stearns & Co. Inc.	JPMorgan
Co-Managers
Howard Weil Incorporated
Raymond James
Capital One Southcoast
Johnson Rice & Company L.L.C.
Tudor, Pickering & Co.
BMO Capital Markets
BNP PARIBAS

The date of this prospectus supplement is          , 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from the SEC’s web site at www.sec.gov. We also maintain an Internet site at www.goodrichpetroleum.com that contains information concerning us and our affiliates. The information at our Internet site is not incorporated by reference in this prospectus supplement and the accompanying prospectus, and you should not consider it to be part of this prospectus supplement and the accompanying prospectus.

We have included the accompanying prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in this prospectus supplement or the accompanying prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus supplement and the accompanying prospectus describe the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of shares is completed:

•	The description of our common stock contained in our registration statement on Form 8-B dated February 3, 1997, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock;

•	our Annual Report on Form 10-K, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders held on May 17, 2007, for the fiscal year ended December 31, 2006;

S-i

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	our Current Reports on Form 8-K filed on January 5, 2007, January 8, 2007, January 10, 2007, January 19, 2007, March 29, 2007, April 16, 2007, May 21, 2007, May 23, 2007, August 7, 2007, September 6, 2007, September 14, 2007, September 21, 2007, September 28, 2007 and December 3, 2007 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

We will provide, without charge, to each person to whom this prospectus supplement has been delivered a copy of any or all of these filings (other than exhibits to documents that are not specifically incorporated by reference in the documents). You may request copies of these filings by writing or telephoning us at: Goodrich Petroleum Corporation, Attention: Chief Financial Officer, 808 Travis Street, Suite 1320, Houston, Texas 77002, telephone (713) 780-9494.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Some of the information, including all of the estimates and assumptions, contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference contain forward-looking statements. These statements use forward-looking words such as “anticipate,” “believe,” “expect,” “estimate,” “may,” “project,” “will,” or other similar expressions and discuss “forward-looking” information, including the following:

•	anticipated capital expenditures;

•	production;

•	hedging arrangements;

•	future cash flows and borrowings;

•	litigation matters;

•	pursuit of potential future acquisition opportunities; and

•	sources of funding for exploration and development.

Although we believe that these forward-looking statements are based on reasonable assumptions, our expectations may not occur and we cannot guarantee that the anticipated future results will be achieved. A number of factors could cause our actual future results to differ materially from the anticipated future results expressed in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These factors include, among other things:

•	the volatility of natural gas and oil prices;

•	the requirement to take writedowns if natural gas and oil prices decline;

•	our ability to replace, find, develop and acquire natural gas and oil reserves;

•	our ability to meet our substantial capital requirements;

•	our outstanding indebtedness;

•	the uncertainty of estimates of natural gas and oil reserves and production rates;

•	operating risks of natural gas and oil operations;

•	dependence upon operations concentrated in the Cotton Valley trend;

•	delays due to weather or availability of pipeline crews or equipment;

•	drilling risks;

S-ii

•	our hedging activities;

•	governmental regulation;

•	environmental matters;

•	competition; and

•	our financial results being contingent upon purchasers of our production meeting their obligations.

Other factors that could cause actual results to differ materially from those anticipated are discussed in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006 and the risk factors beginning on page S-11 of this prospectus supplement and on page 4 of the accompanying prospectus.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We will not update these forward-looking statements unless the securities laws require us to do so.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but may not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of this offering, information about our business and financial data. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein in their entirety before making an investment decision. In this prospectus supplement, the terms “Goodrich Petroleum Corporation,” “Goodrich,” “we,” “us,” “our” and similar terms mean Goodrich Petroleum Corporation and its subsidiaries. We have provided definitions for some of the oil and gas industry terms used in this prospectus supplement in the Glossary beginning on page S-40 of this prospectus supplement.

Goodrich Petroleum Corporation

We are an independent oil and gas company engaged in the exploration, exploitation, development and production of oil and natural gas properties primarily in the Cotton Valley trend of East Texas and Northwest Louisiana. As of June 30, 2007, Goodrich had estimated proved reserves of approximately 1.7 MMBbls of oil and condensate and 291.7 Bcf of natural gas, or an aggregate of 302.2 Bcfe. For the quarter ended September 30, 2007, we had average net daily production of 46.5 MMcfe, which implies a reserve life index of approximately 17.8 years. Our principal executive offices are located at 808 Travis Street, Suite 1320, Houston, Texas 77002, telephone (713) 780-9494. We also have a land and administration office in Shreveport, Louisiana.

Business Strategy

Our business strategy is to provide long term growth in net asset value per share, through the growth and expansion of our oil and gas production and reserves. We focus on adding reserve value through the development of our relatively low risk development drilling program in the Cotton Valley trend. We continue to aggressively pursue the acquisition and evaluation of prospective acreage, oil and gas drilling opportunities and potential property acquisitions.

Several of the key elements of our business strategy are the following:

•	Exploit and Develop Existing Property Base. We seek to maximize the value of our existing assets by developing and exploiting our properties with the lowest risk and the highest production and reserve growth potential. We intend to concentrate on developing our multi-year inventory of drilling locations in the Cotton Valley trend. We currently estimate that our Cotton Valley trend inventory includes approximately 1,700 gross non-proved drilling locations, based on anticipated spacing for wells as follows:

•	40 acres, vertical wells only at our Minden, South Henderson and Bethany-Longstreet fields;

•	20 acres, vertical wells only at our Dirgin-Beckville field;

•	60 acres, vertical wells only at our Cotton South and Bethune Prospects in Angelina River Trend; and

•	200 acres, horizontal James Lime wells at our Cotton Prospect only in Angelina River Trend.

•	Use of Advanced Technologies. We continually perform field studies of our existing properties and reevaluate exploration and development opportunities using advanced technologies. For example, we recently commenced drilling our fourth horizontal Cotton Valley well and third James Lime horizontal well in the Cotton Valley trend and continue to monitor results. With continued success, we intend to pursue additional horizontal drilling opportunities in the future.

•	Expand Acreage Position in the Cotton Valley Trend. We have increased our acreage position from approximately 163,200 gross (102,000 net) acres at December 31, 2006 to approximately 182,500 gross (117,600 net) acres as of September 30, 2007. We concentrate our efforts in areas where we can apply our technical expertise and where we have significant operational control or experience. To leverage our extensive regional knowledge base, we seek to acquire leasehold acreage with significant drilling potential in the Cotton Valley trend that exhibits similar characteristics to our existing properties. We continually strive to rationalize our portfolio of properties by selling marginal properties in an effort to redeploy capital to exploitation, development and exploration projects that offer a potentially higher overall return.

•	Focus on Low Operating Costs. We continually seek ways to minimize lease operating expenses and overhead expenses. We will continue to seek to control costs to the greatest extent possible by controlling our operations. As we continue to develop our Cotton Valley trend properties, our overall operating costs per Mcfe are expected to decrease, due primarily to a recently installed low pressure gathering system within our Dirgin-Beckville field of East Texas, which has eliminated the majority of our trucking expenditures associated with salt water disposal in the field, as well as additional cost savings measures.

•	Maintain an Active Hedging Program. We actively manage our exposure to commodity price fluctuations by hedging meaningful portions of our expected production through the use of derivatives, typically fixed price swaps and costless collars. The level of our hedging activity and the duration of the instruments employed depend upon our view of market conditions, available hedge prices and our operating strategy.

Summary of Oil and Gas Operations and Properties

Cotton Valley Trend

Overview.  As of June 30, 2007, approximately 99% of our proved oil and gas reserves were in the Cotton Valley trend of East Texas and Northwest Louisiana. We have spent 100% of our 2007 capital expenditures of $214.3 million through September 30, 2007 in the Cotton Valley trend. As of September 30, 2007, we have acquired or farmed in leases totaling approximately 182,500 gross (117,600 net) acres and are continually attempting to acquire additional acreage in the area. Our total 182,500 gross acres includes company operated acreage comprising 138,800 gross acres (with an average working interest of approximately 86.3% in the wells we have drilled to date) and non-operated acreage comprising 43,700 gross acres (with an average working interest of 40.0% in the wells we have drilled to date). As of September 30, 2007, we have drilled and logged 228 Cotton Valley trend wells with a 99.5% success rate. For the wells completed to date in the Cotton Valley trend, the average initial gross production rate per well was approximately 1,800 Mcfe per day. Initial production from the Cotton Valley trend wells commenced in June 2004, and for the quarter ended September 30, 2007, gross production from all of our Cotton Valley trend wells was approximately 80,000 Mcfe of gas per day. Our current Cotton Valley trend drilling activities are centered around five primary leasehold areas in East Texas and Northwest Louisiana as further described below:

Angelina River.  The Angelina River area is located in Angelina, Nacogdoches, and Cherokee Counties, Texas. As of September 30, 2007 we had acquired approximately 67,500 gross (33,000 net) acres in the area. We currently are the operator of approximately 24,000 of the 67,500 gross acres, while owning an average 60% interest in the wells drilled to date. As of September 30, 2007, we have successfully drilled and logged 30 wells in the field.

Bethany-Longstreet.  The Bethany-Longstreet field is located in Caddo and DeSoto Parishes in Northwest Louisiana. As of September 30, 2007, we have entered into a farmout or acquired leases totaling approximately 27,900 gross (18,500 net) acres with an average working interest of approximately 70% in the wells we have drilled to date. As of September 30, 2007, we have successfully drilled and logged 25 Cotton Valley trend wells in the field.

Dirgin-Beckville.  The Dirgin-Beckville area is located in Rusk County, Texas. As of September 30, 2007, we have acquired leases totaling approximately 12,800 gross (11,700 net) acres with an average working interest of approximately 96.8% in the wells we have drilled to date. As of September 30, 2007, we have successfully drilled and logged 61 Cotton Valley trend wells in the Dirgin-Beckville area.

North Minden.  The North Minden area is located in Panola and Rusk Counties, Texas. As of September 30, 2007, we have acquired leases totaling approximately 30,300 gross (27,600 net) acres with a working interest of approximately 92.0% in the wells we have drilled to date. As of September 30, 2007, we have successfully drilled and logged 82 Cotton Valley trend wells in the North Minden area.

South Henderson.  The South Henderson area is located in Rusk County, Texas. As of September 30, 2007, we have acquired leases totaling approximately 13,700 gross (11,300 net) acres with an average working interest of approximately 100.0% in the wells we have drilled to date. As of September 30, 2007, we have successfully drilled and logged 17 Cotton Valley trend wells in the South Henderson area.

Other Cotton Valley Trend.  As of September 30, 2007, we also own 30,300 gross (15,500 net) acres in four separate areas of the Cotton Valley trend in Harrison, Smith and Upshur Counties, Texas, and Bienville Parish, Louisiana, with an approximate average working interest of 73.0% in the wells we have drilled to date. As of September 30, 2007, we have successfully drilled and logged 13 Cotton Valley trend wells in the other areas.

Sale of South Louisiana Assets

On March 20, 2007, we completed the sale of substantially all of our assets in South Louisiana to a private company. The sale resulted in total proceeds of $72.5 million, net to the Company, after normal closing adjustments through September 30, 2007, which may be subject to further adjustment. The effective date of the sale was July 1, 2006. We also expect to sell our remaining assets in South Louisiana. The remaining fields held for sale are St. Gabriel, Bayou Bouillon and Plumb Bob, which collectively account for approximately 1.0% of our daily production.

Other Properties

As of November 19, 2007, we maintain ownership interests in acreage and/or wells in several additional fields including the (i) Mary Blevins field, located in Smith County, Texas, (ii) Midway field, located in San Patricio County, Texas, (iii) Mott Slough field, located in Wharton County, Texas and (iv) the Garfield Unit, located in Kalkaska County, Michigan.

Recent Developments

On November 27, 2007, we announced that we had engaged BNP Paribas to syndicate on a best efforts basis up to $100.0 million of senior second lien term loans under a proposed Senior Second Lien Term Loan Facility. The facility will terminate on December 31, 2010. The engagement is subject to customary conditions to closing, including but not limited to negotiation of definitive loan and security documentation, negotiated changes in the syndication process, bank credit committee approvals, and our obtaining certain approvals, waivers and amendments to financial covenants from the lenders under our senior credit facility. We expect to draw down approximately $50.0 million before year end, and we have the option to draw down an additional $50.0 million at any time prior to February 15, 2008.

On November 30, 2007 we and our senior lenders entered into an amendment to our senior credit facility which (i) allows us to enter into a Senior Second Lien Term Loan Facility of up to $100.0 million to mature on December 31, 2010, (ii) permits us to use proceeds from a potential equity offering to purchase capped call options at a cost of up to $35.0 million, (iii) amends certain negative covenants in the event we actually enter into the Senior Second Lien Term Loan Facility before year end, and (iv) potentially decreases the borrowing base available to us from $170.0 million to $150.0 million if we enter into the Senior Second Lien Term Loan Facility.

THE OFFERING

Shares of Common Stock Offered	5,200,000 shares

Of the 5,200,000 shares we are offering:

• 3,770,000 shares (or 4,335,500 shares if the underwriters exercise their over-allotment option in full) will be offered to the public by the underwriters at the public offering price described on the cover of this prospectus supplement; and

• an aggregate of 1,430,000 shares will be purchased on a best efforts basis directly from us by Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc., each acting as agent for one of their respective affiliates (collectively, the “variable price sellers”), and will be offered to the public by the variable price sellers or through their broker-dealer affiliates from time to time at varying prices.

Shares of Common Stock Outstanding Following this Offering (1)(2)	33,545,983 shares (34,111,483 shares if the underwriters exercise their over-allotment option in full).

Use of Proceeds	We estimate that net proceeds to us from this offering will be approximately $122.2 million, or approximately $135.8 million if the underwriters’ over-allotment option is exercised in full, in each case after deducting underwriting discounts and the estimated offering expenses.

We expect to use the net proceeds of this offering to:

• pay off approximately $102.1 million of outstanding borrowings under our senior credit facility, which borrowings were primarily incurred to fund our 2007 drilling program, other capital expenditures and working capital requirements and which may be reborrowed to fund capital expenditures related to our Cotton Valley trend drilling program; and

• purchase a capped call option for 2.6 million shares of our common stock from an affiliate of Bear, Stearns & Co. Inc. and a capped call option for 2.6 million shares of our common stock from an affiliate of J.P. Morgan Securities Inc. for approximately $20.1 million in aggregate, as described under “Description of Capped Call Option Transactions.”

If the variable price sellers do not purchase the 1,430,000 shares to be sold to them, we estimate the net proceeds to us from this offering will be approximately $88.0 million after deducting underwriting discounts and the estimated offering expenses. In such an event, we will not purchase the capped call options from the affiliates of the variable price sellers and we intend to use the net proceeds of the offering to pay off $88.0 million of outstanding borrowings under our senior credit facility, which borrowings were primarily incurred to fund our 2007 drilling program, other capital expenditures and working capital requirements and which may be reborrowed to fund capital expenditures related to our Cotton Valley trend drilling program.

If the underwriters exercise their over-allotment option in full, we intend to use the net proceeds thereof to pay off additional outstanding borrowings under our senior credit facility.

Capped Call Option Transactions	Concurrently with the pricing of this offering of common stock, we expect to enter into capped call option transactions with affiliates of the variable price sellers as the two option counterparties. The capped call option transactions will cover, subject to customary anti-dilution adjustments, approximately 5.2 million shares of our common stock. One third of the options will expire over each of three separate multi-day settlement periods beginning approximately 18 months, 24 months and 30 months from the closing of this offering, respectively.

The capped call option transactions are expected to result in our receipt, on a net share, cashless basis of a certain number of shares of our common stock if the market value per share of the common stock, as measured under the terms of the capped call option agreement, on the option expiration date for the relevant tranche is greater than the lower call strike price of the capped call option transactions. We refer to the amount by which that market value per share exceeds the lower call strike price as an “in-the-money amount” for the relevant tranche of the capped call option transaction. The in-the-money amount will never exceed the difference between the upper call strike price and the lower call strike price (i.e., it will be “capped”). The lower call strike price will correspond to approximately 100% of the price to the public in this offering and the upper call strike price will be approximately 140% of that amount. Both lower and upper call strike prices are subject to customary anti-dilution and certain other adjustments. The number of shares of our common stock that we will receive from the option counterparties upon expiration of each tranche of the capped call option transactions will be equal to the in-the-money amount of that tranche divided by the market value per share of the common stock, as measured under the terms of the capped call option agreement, on the option expiration date for that tranche.

The capped call option agreements are separate transactions entered into by us with the option counterparties and are not part of the terms of the offering of common stock.

For a discussion of the impact of any market or other activity by the option counterparties, the variable price sellers or their respective affiliates in connection with the capped call option transactions, see “Risk Factors — Risks Related to Our Common Stock — The capped call options that we are purchasing with the net proceeds from this offering and related hedging transactions by the option counterparties may affect the value of our common stock” and “Plan of Distribution.”

Trading Symbol for our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “GDP.”

Risk Factors	You should carefully consider the information set forth in the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” as well as the other information included in or incorporated by reference in this prospectus before deciding whether to invest in our common stock.

(1)	As of November 30, 2007 (a) 2,912,466 shares were reserved for issuance pursuant to our stock option and long-term incentive plans, including 949,333 outstanding options to purchase shares (having a weighted average exercise price of $20.95 per share) and 178,902 shares of unvested restricted stock; (b) 3,587,850 shares of common stock were reserved for issuance upon the conversion of our series B convertible preferred stock, and (c) 3,122,263 shares of common stock were reserved for issuance upon the conversion of our 3.25% convertible senior notes due 2026. The number of outstanding shares may be reduced in the future if the capped call options described under “Description of Capped Call Option Transactions” are exercised.

(2)	Includes 3,122,263 shares lent to an affiliate of Bear, Stearns & Co. Inc. under a share lending agreement and required to be returned to us. See “Description of Capital Stock — Share Lending Agreement with an Affiliate of Bear, Stearns & Co. Inc.”

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

The following table sets forth summary financial data as of and for each of the three years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 and 2007. This data was derived from our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2006 (as amended by our Current Report on Form 8-K filed with the SEC on August 7, 2007), and from our unaudited condensed consolidated financial statements included in our quarterly report on Form 10-Q for the nine months ended September 30, 2007, both of which are incorporated by reference herein. The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Annual Report on Form 10-K (as amended by our Current Report on Form 8-K filed with the SEC on August 7, 2007) and our quarterly report on Form 10-Q for the nine months ended September 30, 2007, incorporated by reference in this prospectus supplement.

				Nine Months Ended
	Year Ended December 31,			September 30,
	2004	2005	2006	2006	2007
				(unaudited)

Revenues:
Oil and gas revenues	$3,759	$34,986	$73,933	$53,864	$78,337
Other	151	325	838	683	491

	3,910	35,311	74,771	54,547	78,828

Operating expenses:
Lease operating expense (1)	306	3,494	12,688	8,274	15,500
Production and other taxes (1)	205	2,136	3,345	3,023	996
Transportation	—	558	3,791	2,717	4,230
Depletion, depreciation and amortization	1,486	12,214	37,225	25,687	57,603
Exploration	955	5,697	5,888	4,435	5,847
Impairment of oil and gas properties	—	340	9,886	—	282
General and administrative	5,821	8,622	17,223	12,248	15,892
(Gain) loss on sale of assets	(50)	(235)	(23)	—	—

	8,723	32,826	90,023	56,384	100,350

Operating income (loss)	(4,813)	2,485	(15,252)	(1,837)	(21,522)

Other income (expense):
Interest expense	(1,110)	(2,359)	(7,845)	(4,706)	(7,932)
Gain (loss) on derivative instruments not qualifying for hedge accounting	2,317	(37,680)	38,128	34,611	(3,475)
Loss on early extinguishment of debt	—	—	(612)	—	—

	1,207	(40,039)	29,671	29,905	(11,407)

Income (loss) from continuing operations before income taxes	(3,606)	(37,554)	14,419	28,068	(32,929)
Income tax (expense) benefit	8,594	13,144	(5,120)	(9,779)	(3,379)

Income (loss) from continuing operations	4,988	(24,410)	9,299	18,289	(36,308)
Discontinued operations including gain on sale, net of income taxes	13,539	6,960	(7,660)	5,782	11,901

Net income (loss)	18,527	(17,450)	1,639	24,071	(24,407)
Preferred stock dividends	633	755	6,016	4,504	4,535
Preferred stock redemption premium	—	—	1,545	1,545	—

Net income (loss) applicable to common stock	$17,894	$(18,205)	$(5,922)	$18,022	$(28,942)

				Nine Months Ended
	Year Ended December 31,			September 30,
	2004	2005	2006	2006	2007
				(unaudited)

Income (loss) per common share — Basic
Net income (loss) from continuing operations	$0.26	$(1.05)	$0.37	$0.73	$(1.44)
Discontinued operations	0.69	0.30	(0.30)	0.23	0.47

Net income (loss)	$0.95	$(0.75)	$0.07	$0.96	$(0.97)

Net income (loss) applicable to common stock	$0.92	$(0.78)	$(0.24)	$0.72	$(1.15)

Income (loss) per common share — Diluted
Net income (loss) from continuing operations	$0.25	$(1.05)	$0.37	$0.72	$(1.44)
Discontinued operations	0.66	0.30	(0.31)	0.23	0.47

Net income (loss)	$0.91	$(0.75)	$0.06	$0.95	$(0.97)

Net income (loss) applicable to common stock	$0.88	$(0.78)	$(0.24)	$0.71	$(1.15)

Weighted average shares basic	19,552	23,333	24,948	24,923	25,177

Weighted average shares diluted	20,347	23,333	25,412	25,386	25,177

Selected Balance Sheet Data (end of period):
Total assets	$127,977	$296,526	$479,264	$433,207	$533,817
Total long term debt	27,000	30,000	201,500	138,500	275,000
Stockholders’ equity	65,307	181,589	205,133	226,361	181,264
Selected Cash Flow Data:
Net cash provided by operating activities	$41,028	$45,562	$65,133	$52,453	$61,588
Net cash used in investing activities	(45,414)	(163,571)	(258,737)	(194,810)	(134,411)
Net cash provided by financing activities	6,346	134,402	179,946	123,829	68,703

(1)	In the third quarter of 2007, we reclassified ad valorem taxes previously reported as a component of lease operating expense as a component of production and other taxes. The reclassifications have been made to the prior year statements for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 to conform to the current year presentation.

SUMMARY PRODUCTION, OPERATING AND RESERVE DATA

Summary Production and Operating Data

The following table sets forth summary production data, average sales prices and operating expenses from continuing operations for the years ended December 31, 2004, 2005 and 2006 and for the nine months ended September 30, 2006 and 2007.

				Nine Months Ended
	Year Ended December 31,			September 30,
	2004	2005	2006	2006	2007

Production(1):
Natural Gas (MMcf)	408	3,786	10,500	7,590	10,846
Oil (MBbls)	33	38	106	81	84
Total (MMcfe)(2)	608	4,012	11,135	8,076	11,349
Average Daily Production (Mcfe/d)(2)	1,661	10,990	30,507
Average Realized Sales Price Per Unit(1):
Natural gas:
Average realized price (Mcf)	$6.31	$8.72	$6.42	$6.41	$6.73
Oil and condensate:
Average realized price (Bbl)	$35.38	$52.47	$62.03	$64.75	$64.12
Natural gas and oil:
Average realized price (Mcfe)	$6.18	$8.72	$6.64	$6.67	$6.90
Operating expenses (per Mcfe):
Lease operating	$0.50	$0.87	$1.14	$1.02	$1.37
Production and other taxes	$0.34	$0.53	$0.30	$0.37	$0.09
Depreciation, depletion and amortization	$2.44	$3.04	$3.34	$3.18	$5.08
Exploration	$1.57	$1.42	$0.53	$0.55	$0.52

(1)	Reflects reclassification of prior year amounts to report the results of operations of non-core properties sold in 2007 as discontinued operations related to the sale of substantially all of our South Louisiana properties. See “— Sale of South Louisiana Assets.”

(2)	Estimated by us using a conversion ratio of one Bbl per six Mcf.

Summary Reserve Data

The following table sets forth summary information with respect to our historical net proved reserves as of December 31, 2004, 2005 and 2006 and as of June 30, 2007 and the present values that have been attributed to these reserves at these dates. Our reserve data and present values shown below are derived from the evaluations performed by Netherland Sewell & Associates, Inc. as of December 31, 2004, 2005 and 2006 and as of June 30, 2007. Reserve data and present values shown for the years ended December 31, 2004, 2005 and 2006 include our former South Louisiana properties, which were sold on March 20, 2007. See “ — Sale of South Louisiana Assets.” Reserve engineering is a subjective process of estimating underground accumulations of crude oil, condensate and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may differ from those assumed in these estimates. Therefore, the present value of future net revenues before income taxes shown below should not be construed as the current market value of the oil and natural gas reserves attributable to our properties.

	Year Ended
	December 31,						June 30,
	2004		2005		2006		2007

Natural Gas (MMcf)	67,682		142,963		187,012		291,746
Oil (MBbls)	5,589		4,973		3,201		1,746
Total (MMcfe)(1)	101,216		172,799		206,217		302,223
Present value of future net revenues before income taxes (in thousands)(2)	$241,483	(4)	$587,676	(4)	$214,187	(4)	$241,268	(5)
Standardized measure of discounted future net cash flows (in thousands)(3)(4)	$180,678		$410,620		$200,281		N/A

(1)	Estimated by us using a conversion ratio of one Bbl per six Mcf.

(2)	The present value of future net revenues attributable to our reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum (“PV10”) on a pre-tax basis. Year-end PV10 may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of PV10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We further believe investors and creditors utilize our PV10 as a basis for comparison of the relative size and value of our reserves to other companies. Our PV10 as of December 31, 2004, 2005 and 2006 may be reconciled to our standardized measure of discounted future net cash flows as of such date by reducing our PV10 by the discounted future income taxes associated with such reserves. The discounted future income taxes as of December 31, 2004, 2005 and 2006 were $60.8 million, $177.1 million and $13.9 million, respectively.

(3)	The standardized measure of discounted future net cash flows represents the present value of future net revenues after income tax discounted at 10% per annum and has been calculated in accordance with SFAS No. 69, “Disclosures About Oil and Gas Producing Activities”.

(4)	Year-end prices per Mcf of natural gas used in making the present value determination as of December 31, 2004, 2005 and 2006 were $6.14, $10.54 and $5.64, respectively. Year-end prices per Bbl of oil used in making the present value determination as of December 31, 2004, 2005 and 2006 were $42.72, $58.80 and $57.75, respectively. The present value determinations do not include estimated future cash inflows from our hedging programs.

(5)	June 30, 2007 price per MMbtu of natural gas used in making the present value determination as of June 30, 2007 was $6.80 per MMbtu and the June 30, 2007 price per Bbl of oil used in making the present value determination as of June 30, 2007 was $67.25 per Bbl. The present value determinations do not include estimated future cash inflows from our financial hedging programs, but do include the impact of 23,500 MMbtu/day of fixed price physical contracts for 2008.

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, the market price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Our financial and operating results are subject to a number of factors, many of which are not within our control. These factors include the following:

Our actual production, revenues and expenditures related to our reserves are likely to differ from our estimates of proved reserves. We may experience production that is less than estimated and drilling costs that are greater than estimated in our reserve report. These differences may be material.

The proved oil and gas reserve information included in this prospectus are estimates. These estimates are based on reports prepared by independent reserve engineers and were calculated using oil and gas prices as of December 31, 2006 and June 30, 2007, respectively. These prices will change and may be lower at the time of production than those prices that prevailed December 31, 2006 and at June 30, 2007, respectively. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing areas;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil and gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of oil and gas that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future oil and gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Our actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the differences may be material. The discounted future net cash flows included in this prospectus should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties. As required by the SEC, the standardized measure of discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for oil and gas;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.

In addition, the 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, and which we use in calculation our pre-tax PV10, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

Our future revenues are dependent on the ability to successfully complete drilling activity.

Drilling and exploration are the main methods we utilize to replace our reserves. However, drilling and exploration operations may not result in any increases in our reserves for various reasons. Exploration activities involve numerous risks, including the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	lack of acceptable prospective acreage;

•	inadequate capital resources;

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions, including hurricanes;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in oil and gas prices;

•	limitations in the market for oil and gas;

•	title problems;

•	compliance with governmental regulations; and

•	mechanical difficulties.

Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain.

In addition, we recently commenced drilling our fourth horizontal Cotton Valley well and third James Lime horizontal well in the Cotton Valley trend and continue to monitor results. We have very limited experience drilling horizontal wells and there can be no assurance that this method of drilling will be as effective (or effective at all) as we currently expect it to be.

In addition, higher oil and gas prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increasing costs for, such drilling equipment, services and personnel. Such shortages could restrict our ability to drill the wells and conduct the operations which we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could adversely affect our ability to increase our reserves and production and reduce our revenues.

Natural gas and oil prices are volatile, and low prices have had in the past and could have in the future a material adverse impact on our business.

Our success will depend on the market prices of oil and natural gas. These market prices tend to fluctuate significantly in response to factors beyond our control. The prices we receive for our crude oil production are based on global market conditions. The general pace of global economic growth, the continued instability in the Middle East and other oil and gas producing regions and actions of the Organization of Petroleum Exporting Countries, or OPEC, and its maintenance of production constraints, as well as other economic, political, and environmental factors will continue to affect world supply and prices. Domestic natural gas prices fluctuate significantly in response to numerous factors including U.S. economic conditions, weather patterns, other factors affecting demand such as substitute fuels, the impact of drilling levels on crude oil and natural gas supply, and the environmental and access issues that limit future drilling activities for the industry.

Average oil and natural gas prices fluctuated substantially during the three year period ended December 31, 2006 and during the first nine months of 2007. Based on recent history of our industry, fluctuations during the past several years in the demand and supply of crude oil and natural gas have contributed to, and are likely to continue to contribute to, price volatility. Crude oil and natural gas prices are extremely volatile. Any actual or anticipated reduction in crude oil and natural gas prices would depress the level of exploration, drilling and production activity. We expect that commodity prices will continue to fluctuate significantly in the future. The following table includes high and low for 2006, year-end and current prices; for natural gas (price per Mmbtu) and crude oil (price per barrel):

Henry Hub
per Mmbtu

January 3, 2006 (high)	$9.87
September 29, 2006 (low)	3.63
December 29, 2006	5.50
November 30, 2007	7.28

WTI
per Barrel

July 14, 2006 (high)	$77.03
November 17, 2006 (low)	55.81
December 29, 2006	61.05
November 30, 2007	88.71

Changes in commodity prices significantly affect our capital resources, liquidity and expected operating results. Price changes directly affect revenues and can indirectly impact expected production by changing the amount of funds available to us to reinvest in exploration and development activities. Reductions in oil and natural gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment. We use derivative financial instruments to hedge a portion of our exposure to changing commodity prices and we have hedged a targeted portion of our anticipated production for 2008 and 2009.

Our use of oil and gas price hedging contracts may limit future revenues from price increases and result in significant fluctuations in our net income.

We use hedging transactions with respect to a portion of our oil and natural gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases.

Our results of operations may be negatively impacted by our financial derivative instruments and fixed price forward sales contracts in the future and these instruments may limit any benefit we would receive from increases in the prices for oil and natural gas. For the year ended December 31, 2006, we realized a loss on settled financial derivatives of $2.1 million. For the years ended December 31, 2005 and 2004, we realized a loss on settled financial derivatives of $18.0 million and $6.2 million, respectively, which includes amounts in both continuing and discontinued operations. For the nine months ended September 30, 2007, we realized a gain on settled derivatives of $8.3 million.

For the year ended December 31, 2006, we recognized in earnings an unrealized gain on derivative instruments not qualifying for hedge accounting in the amount of $40.2 million. For financial reporting purposes this unrealized gain was combined with a $2.1 million realized loss in 2006 resulting in a total unrealized and realized gain on derivative instruments not qualifying for hedge accounting in the amount of

$38.1 million for 2006. This gain was recognized because the natural gas hedges were deemed ineffective for 2006, and all previously effective oil hedges were deemed ineffective for the fourth quarter of 2006. For the nine months ended September 30, 2007, we recognized a loss on derivative instruments not qualifying for hedge accounting of $3.4 million, which included the previously mentioned realized gain of $8.3 million and an unrealized loss of $11.7 million.

For the year ended December 31, 2005, we recognized in earnings an unrealized loss on derivative instruments not qualifying for hedge accounting in the amount of $27.0 million. For financial reporting purposes, this unrealized loss was combined with a $10.7 million realized loss in 2005 resulting in a total unrealized and realized loss on derivative instruments not qualifying for hedge accounting in the amount of $37.7 million in 2005. For the year ended December 31, 2004, we recognized in earnings an unrealized gain on derivative instruments in the amount of $2.3 million. This loss and gain were recognized because the natural gas hedges were deemed to be ineffective for 2005, and for the fourth quarter of 2004, and accordingly, the changes in fair value of such hedges could no longer be reflected in other comprehensive income, a component of stockholders’ equity.

To the extent that the hedges are not deemed to be effective in the future, we will likewise be exposed to volatility in earnings resulting from changes in the fair value of our hedges. See Note 8 “Hedging Activities” to our consolidated financial statements for the year ended December 31, 2006 in our Current Report on Form 8-K filed on August 7, 2007 for further discussion.

Delays in development or production curtailment affecting our material properties may adversely affect our financial position and results of operations.

The size of our operations and our capital expenditure budget limits the number of wells that we can develop in any given year. Complications in the development of any single material well may result in a material adverse affect on our financial condition and results of operations. In addition, a relatively small number of wells contribute a substantial portion of our production. If we were to experience operational problems resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse affect on our financial condition and results of operations.

Because our operations require significant capital expenditures, we may not have the funds available to replace reserves, maintain production or maintain interests in our properties.

We must make a substantial amount of capital expenditures for the acquisition, exploration and development of oil and natural gas reserves. Historically, we have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. Our revenues or cash flows could be reduced because of lower oil and natural gas prices or for other reasons. If our revenues or cash flows decrease, we may not have the funds available to replace reserves or maintain production at current levels. If this occurs, our production will decline over time. Other sources of financing may not be available to us if our cash flows from operations are not sufficient to fund our capital expenditure requirements. Where we are not the majority owner or operator of an oil and gas property, we may have no control over the timing or amount of capital expenditures associated with the particular property. If we cannot fund such capital expenditures, our interests in some properties may be reduced or forfeited.

We may have difficulty financing our planned growth.

We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our drilling program. In the future, we expect that we will require additional financing, in addition to cash generated from operations, to fund planned growth. We cannot be certain that additional financing will be available on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

If we are not able to replace reserves, we may not be able to sustain production at present levels.

Our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves will decline over time. In addition, approximately 57% of our total estimated proved reserves by volume at December 31, 2006 and 69% of our total estimated proved reserves by volume at June 30, 2007 were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. We may not be able to successfully find and produce reserves economically in the future. In addition, we may not be able to acquire proved reserves at acceptable costs.

We may incur substantial impairment writedowns.

If management’s estimates of the recoverable reserves on a property are revised downward or if oil and natural gas prices decline, we may be required to record additional non-cash impairment writedowns in the future, which would result in a negative impact to our financial position. We review our proved oil and gas properties for impairment on a depletable unit basis when circumstances suggest there is a need for such a review. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and natural gas prices to the estimated future production of oil and gas reserves over the economic life of the property. Future net cash flows are based upon our independent reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions. For each property determined to be impaired, we recognize an impairment loss equal to the difference between the estimated fair value and the carrying value of the property on a depletable unit basis.

Fair value is estimated to be the present value of expected future net cash flows. Any impairment charge incurred is recorded in accumulated depreciation, depletion, impairment and amortization to reduce our recorded basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future cash flows and fair value. For the nine months ended September 30, 2007, we recorded an impairment of $0.3 million. For the years ended December 31, 2006, and 2005, we recorded impairments of $9.9 million and $0.3 million, respectively. We did not record an impairment loss for the year ended December 31, 2004.

Management’s assumptions used in calculating oil and gas reserves or regarding the future cash flows or fair value of our properties are subject to change in the future. Any change could cause impairment expense to be recorded, impacting our net income or loss and our basis in the related asset. Any change in reserves directly impacts our estimate of future cash flows from the property, as well as the property’s fair value. Additionally, as management’s views related to future prices change, the change will affect the estimate of future net cash flows and the fair value estimates. Changes in either of these amounts will directly impact the calculation of impairment.

A majority of our production, revenue and cash flow from operating activities are derived from assets that are concentrated in a geographic area, making us vulnerable to risks associated with operating in one geographic area.

Approximately 99% of our estimated proved reserves at June 30, 2007, and a similar percentage of our production during 2006 were associated with our Cotton Valley Trend properties of East Texas and Northwest Louisiana. As a result of our lack of diversification in asset type and location, any delays or interruptions of production from these wells caused by such factors as governmental regulation, transportation capacity constraints, curtailment of production or interruption of transportation of oil and gas produced from the wells in this field would have a significantly greater impact on our overall production level and our revenue than if we maintained more diverse assets and locations.

The oil and gas business involves many uncertainties, economic risks and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire properties and to drill exploratory wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment in a particular property. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs would be charged against earnings as impairments. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.

The nature of the oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. Any of these operating hazards could result in substantial losses to us. As a result, substantial liabilities to third parties or governmental entities may be incurred. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions. These reductions in funds could result in a loss of our properties. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

Our debt instruments impose restrictions on us that may affect our ability to successfully operate our business.

Our senior credit facility contains customary restrictions, including covenants limiting our ability to incur additional debt, grant liens, make investments, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions and enter into transactions with affiliates. We also are required to meet specified financial ratios under the terms of our credit facility. These restrictions may make it difficult for us to successfully execute our business strategy or to compete in our industry with companies not similarly restricted.

For example, as a result of the sale of our South Louisiana assets in the first quarter of 2007, a preliminary EBITDAX calculation for the trailing four quarters ending June 30, 2007 (which excluded all EBITDAX generated by the sold South Louisiana assets) indicated that we might not be in compliance with the debt to EBITDAX ratio at the required 3.5 times limitation. As a result, we requested and the bank group approved amending the ratio. On August 7, 2007, we amended the senior credit facility to change our debt to EBITDAX financial covenant to require total debt be no greater than 4.25 times EBITDAX for the trailing four quarters. EBITDAX is earnings before interest expense, income tax, depreciation, depletion and amortization expense and exploration expense. In calculating EBITDAX for this purpose, earnings includes realized gains (losses) from derivatives not qualifying for hedge accounting, but excludes unrealized gains (losses) from derivatives not qualifying for hedge accounting. The change is effective beginning with the quarter ending June 30, 2007 and ending with the quarter ending December 31, 2007. The debt to EBITDAX financial covenant will return to a 3.5 times debt to EBITDAX limitation for the trailing four quarters beginning with the quarter ending March 31, 2008.

For example, the senior credit facility requires us to use the net cash proceeds of issuances of our equity interests to prepay our indebtedness under the facility and contains certain negative covenants restricting our ability to enter into the Senior Second Lien Term Loan Facility. See “— Summary — Recent Developments.” To enable us to use the proceeds from this offering to purchase the capped call options described elsewhere herein and to allow us to enter into the Second Lien Term Loan, we requested and the bank group approved an amendment to this provision. We entered into this amendment on November 30, 2007.

As of September 30, 2007, we were in compliance with all the financial covenants of our credit facility as amended; however, our ability to meet these financial ratios can be affected by events beyond our control, and we cannot assure you that we will continue to meet these ratios.

A breach of any of these covenants of our senior credit facility, including a failure to meet the financial ratios thereunder, would result in a default under that facility, and we may not be able to obtain a waiver of such a default, refinance our debt or obtain additional financing.

In addition, if we enter into a $100.0 million Senior Second Lien Term Loan Facility, we expect that it will impose similar restrictions and covenants to those contained in our senior credit facility.

We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.

The acquisition of properties requires us to assess a number of factors, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well, platform or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities that we created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. The incurrence of an unexpected liability could have a material adverse effect on our financial position and results of operations.

We are subject to complex laws and regulations, including environmental, health and safety regulations that can adversely affect the cost, manner or feasibility of doing business.

Development, production and sale of natural gas and oil in the U.S. are subject to complex and extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental, employee health and safety and other governmental regulations. Matters subject to regulation include:

•	permits, including discharge permits, for drilling operations;

•	bonds for ownership, development and production of oil and gas properties;

•	reports concerning operations; and

•	taxation.

In addition, our operations are subject to stringent federal, state and local environmental laws and regulations governing, among other things, the discharge of materials into the environment, environmental protection. These laws and regulations may, among other things, restrict the type, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas and require remedial measures to mitigate pollution from former and ongoing operations Governmental authorities enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties and fines, the imposition of remedial obligations, and the issuance of injunctions limiting or prohibiting some or all of our operations. There is inherent risk of incurring significant environmental costs and liabilities in our business. Joint and several strict liability may be incurred in connection with discharges or releases of hazardous substances, including petroleum hydrocarbons and wastes, on, under or from our properties and at facilities where our wastes have been taken for disposal. Private parties affected by such discharges or releases may also have the right to pursue legal actions to enforce compliance as well as seek damages for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly requirements could have a material adverse effect on our business.

Competition in the oil and gas industry is intense, and we are smaller than some of our competitors.

We compete with major and independent oil and natural gas companies for property acquisitions. We also compete for the equipment and labor required to operate and to develop these properties. Some of our competitors have substantially greater financial and other resources than us. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for oil and natural gas properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our success will depend on our ability to retain and attract experienced engineers, geoscientists and other professional staff. We depend to a large extent on the efforts, technical expertise and continued employment of these personnel and members of our management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

Some of our operations are exposed to the additional risk of tropical and other weather disturbances.

Some of our production and reserves are located in areas which are at risk for tropical and other adverse weather conditions. Some of these conditions can be severe enough to cause substantial damage to facilities and possibly interrupt production. For example, Hurricanes Katrina and Rita in August and September of 2005, respectively, impacted our South Louisiana operations. In March 2007, we sold substantially all of our properties in South Louisiana to a private company. See Note 12 “Acquisitions and Divestitures” to our consolidated financial statements for the year ended December 31, 2006 in our Current Report on Form 8-K filed on August 7, 2007.

Losses could occur for uninsured risks or in amounts in excess of existing insurance coverage. We cannot assure you that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that any particular types of coverage will be available. An event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations. Hurricane Katrina and Rita damage costs in excess of our insurance coverage resulted in a $1.7 million loss for 2006. The loss is included in “Discontinued operations including gain on sale of assets net of tax” on our consolidated financial statements in our Current Report on Form 8-K filed on August 7, 2007. In 2007, we expect to receive $2.5 million from our insurance provider for Hurricanes Katrina and Rita damage costs. The receivable is included in “Accounts Receivable — Trade and other, net” on our consolidated financial statements for the year ended December 31, 2006 in our Current Report on Form 8-K filed on August 7, 2007.

Terrorist attacks or similar hostilities may adversely impact our results of operations.

The impact that future terrorist attacks or regional hostilities (particularly in the Middle East) may have on the energy industry in general, and on us in particular, is unknown. Uncertainty surrounding military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or war. Moreover, we have incurred additional costs since the terrorist attacks of September 11, 2001 to safeguard certain of our assets and we may be required to incur significant additional costs in the future.

The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to such attacks have made certain types of insurance more difficult for us to obtain. There can be no assurance that insurance will be available to us without significant additional costs. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Our operations may incur substantial liabilities to comply with climate control legislation and regulatory initiatives.

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” may be contributing to warming of the Earth’s atmosphere. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of fossil fuels, are examples of greenhouse gases. In response to such studies, the U.S. Congress is actively considering legislation and more than a dozen states have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and regional greenhouse gas cap and trade programs. Moreover, the U.S. Supreme Court only recently held in a case, Massachusetts, et al. v. EPA, that greenhouse gases fall within the federal Clean Air Act’s definition of “air pollutant,” which could result in the regulation of greenhouse gas emissions from stationary sources under certain Clean Air Act programs. New legislation or regulatory programs that restrict emissions of greenhouse gases in areas in which we conduct business could have an adverse affect on our operations and demand for our oil and gas products.

Risk Related to Our Common Stock

Because we have no plans to pay any dividends for the foreseeable future, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our current credit facility prohibits us from paying cash dividends on our common stock. Any future dividends may also be restricted by any loan agreements that we may enter into from time to time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Insiders own a significant amount of common stock, giving them influence or control in corporate transactions and other matters, and the interests of these individuals could differ from those of other stockholders.

Members of our board of directors and our management team will beneficially own in excess of approximately 39.7% of our outstanding shares of common stock after giving effect to the issuance of our common stock offered in this prospectus, including the 1,430,000 shares that will be purchased on a best efforts basis by the variable price sellers. As a result, these stockholders are in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of an amendment to our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. Their control of us may delay or prevent a change of control of us and may adversely affect the voting and other rights of other stockholders.

Our certificate of incorporation and bylaws contain provisions that could discourage an acquisition or change of control of us.

Our certificate of incorporation authorizes our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us. In addition, provisions of the certificate of incorporation and bylaws, such as limitations on shareholder proposals at meetings of shareholders and restrictions on the ability of our shareholders to call special meetings, could also make it more difficult for a third party to acquire control of us. Our bylaws provide that our board of directors is divided into three classes, each elected for staggered three-year terms. Thus, control of the board of directors cannot be changed in one year; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

These provisions of our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the common stock. Please read “Description of Capital Stock” for additional details concerning the provisions of our certificate of incorporation and bylaws.

Future issuances of our common shares may adversely affect the price of our common shares.

The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

The capped call options that we are purchasing with a portion of the net proceeds from this offering and related hedging transactions by the option counterparties may affect the value of our common stock.

In connection with the pricing of this offering of common stock, we expect to enter into separate capped call option agreements with affiliates of the respective variable price sellers as the option counterparties.

In connection with establishing their respective initial hedges of these transactions, the variable price sellers, affiliates of the option counterparties, are purchasing from us 1,430,000 shares of our common stock. The variable price sellers will offer these shares either themselves or through their broker-dealer affiliates at market prices prevailing at the time of the sale or at negotiated prices and are also likely to purchase shares of our common stock in secondary market transactions in connection with the option counterparties’ proprietary hedging activity.

These activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or following the pricing of the offering.

The option counterparties or their affiliates will likely modify the hedge positions from time to time by purchasing and selling shares of our common stock, other of our securities or other instruments they may wish to use in connection with such hedging. This is particularly likely to occur just before or during the settlement periods for the options.

The sale of the shares of our common stock to the variable price sellers is conditioned on the capped call options transactions becoming effective, and if any such capped call option transaction fails to become effective, whether or not this offering is completed, the sale of the shares of our common stock to the variable price sellers will not be completed. Furthermore, if any such capped call option transaction fails to become effective, whether or not this offering is completed, the option counterparties may unwind their hedge positions, including any long position they may have accumulated in our common stock, with respect to our common stock, which could adversely affect the value of our common stock.

The potential effect, if any, of any of these transactions and activities on the market price of our common stock will depend in part on market conditions and cannot be ascertained as of the date of this prospectus supplement. Any of these activities could adversely affect the price of our common stock.

USE OF PROCEEDS

We estimate that net proceeds to us from this offering will be approximately $122.2 million, or approximately $135.8 million if the underwriters exercise their over-allotment option in full, after deducting the underwriters’ discount and estimated offering expenses.

We intend to use the net proceeds of this offering to :

•	pay off approximately $102.1 million of outstanding borrowings under our senior credit facility, which borrowings were primarily incurred to fund our 2007 drilling program, other capital expenditures and working capital requirements, and which may be reborrowed to fund capital expenditures related to our Cotton Valley trend drilling program; and

•	purchase a capped call option for 2.6 million shares of our common stock from an affiliate of Bear, Stearns & Co. Inc. and a capped call option for 2.6 million shares of our common stock from an affiliate of J.P. Morgan Securities Inc. for approximately $20.1 million in aggregate, as described under “Description of Capped Call Option Transactions.”

If the underwriters exercise their over-allotment option in full, we intend to use the net proceeds thereof to pay off additional outstanding borrowings under our senior credit facility. If the variable price sellers do not purchase the 1,430,000 shares to be sold to them, we estimate the net proceeds to us from this offering will be approximately $88.0 million after deducting underwriting discounts and the estimated offering expenses. In such an event, we will not purchase the capped call options from the affiliates of the variable price sellers and we intend to use the net proceeds of the offering to pay off $88.0 million of outstanding borrowings under our senior credit facility, which borrowings were primarily incurred to fund our 2007 drilling program, other capital expenditures and working capital requirements and which may be reborrowed to fund capital expenditures related to our Cotton Valley trend drilling program.

Our senior credit facility matures on February 25, 2010 and accrues interest at a rate calculated, at our option, at either the bank base rate plus 0.00% to 0.50%, or LIBOR plus 1.25% to 2.25%, depending on borrowing base utilization. The average interest rate on outstanding borrowings under our senior credit facility was 7.41% as of November 30, 2007.

An increase or decrease in the assumed offering price by $1.00 per share would cause the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, to increase or decrease by approximately $5.0 million.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of September 30, 2007. The table also shows adjustments to our capitalization to reflect the sale of 3,770,000 shares of common stock offered on a firm commitment basis by this prospectus supplement.

You should read this table in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements, including the related notes, contained in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2007, all of which are incorporated by reference in this prospectus supplement.

	September 30, 2007
	Actual	As Adjusted(1)
	(In thousands, except share and per share data)
	(unaudited)

Cash and cash equivalents	$2,064	$2,064
Total long-term debt, including current portion:
Long-term debt:
Senior credit facility(2)	$100,000	$11,983
Convertible senior notes due 2026	175,000	175,000

Total	$275,000	$186,983

Stockholders’ equity:
Preferred stock 10,000,000 shares authorized, Series B convertible preferred stock, $1.00 par value, 2,250,000 issued and outstanding	2,250	2,250
Common stock, $0.20 par value, 100,000,000 authorized, 28,345,983 issued and outstanding; and 32,115,983 issued and outstanding as adjusted(3)(4)(5)	5,044	5,798
Additional paid-in capital	217,549	304,812
Treasury stock	(66)	(66)
Accumulated deficit	(43,513)	(43,513)

Total stockholders’ equity	181,264	269,281

Total capitalization	$456,264	$456,264

(1)	If the variable price sellers purchase 1,430,000 shares of our common stock as described in this prospectus we would pay $20.1 million for the capped call options and:

•	the cash and cash equivalents line item would be increased to $4,246 in the as adjusted column;

•	the senior credit facility line item would be reduced to $0 in the as adjusted column;

•	the common stock line item would be increased to $6,084 in the as adjusted column and the number of shares outstanding as adjusted would increase to 33,545,983; and

•	the additional paid in capital line item would increase to $316,509 in the as adjusted column.

(2)	Amounts outstanding under our senior credit facility totaled $148.5 million as of November 30, 2007.

(3)	As of September 30, 2007 (a) 2,913,038 shares were reserved for issuance pursuant to our stock option and long-term incentive plans, including 949,333 outstanding options to purchase shares (having a weighted average exercise price of $20.95 per share) and 179,718 shares of unvested restricted stock; (b) 3,587,850 shares of common stock were reserved for issuance upon conversion of our Series B convertible preferred stock and (c) 3,122,263 shares of common stock were reserved for issuance upon conversion of our 3.25% convertible senior notes due 2026. The number of outstanding shares may also be reduced in the future if the capped call options described under “Description of Capped Call Option Transaction” are exercised.

(4)	Assumes no exercise of the underwriters’ over-allotment option.

(5)	The 3,122,263 shares that we have loaned to an affiliate of Bear, Stearns & Co. Inc. are reflected as issued and outstanding in stockholders’ equity and such affiliate’s obligation to return these shares is reflected as a reduction of outstanding shares. See “Description of Capital Stock — Share Lending Agreement with an Affiliate of Bear, Stearns & Co. Inc.” Based upon current accounting principles, we believe that the shares will not be considered outstanding for the purpose of computing earnings per share.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “GDP.”

At November 29, 2007, the number of holders of record of our common stock without determination of the number of individual participants in security positions was 1,464 with 28,345,983 shares outstanding. High and low sales prices for our common stock for each calendar quarter are as follows:

	Sales Price
	High	Low

2005
First quarter	$25.39	$14.61
Second quarter	23.36	14.74
Third quarter	24.80	19.00
Fourth quarter	26.29	19.25
2006
First quarter	$29.60	$23.58
Second quarter	28.95	22.59
Third quarter	35.95	26.34
Fourth quarter	44.57	25.21
2007
First quarter	$36.90	28.09
Second quarter	38.31	30.91
Third quarter	41.14	28.64
Fourth quarter (through November 30)	35.20	22.05

On November 30, 2007, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $24.43 per share. We encourage you to obtain current market price quotations for our common stock.

DIVIDEND POLICY

We have neither declared nor paid any cash dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. We expect to retain our cash for the operation and expansion of our business, including exploration, development and production activities. In addition, our senior credit facility contains restrictions on the payment of dividends to the holders of common stock.

DESCRIPTION OF CAPPED CALL OPTION TRANSACTIONS

Concurrently with the pricing of this offering of common stock, we expect to enter into capped call option transactions with affiliates of the variable price sellers as the two option counterparties. The capped call option transactions will cover, subject to customary anti-dilution adjustments, approximately 5.2 million shares of our common stock, and each of them will be divided into a number of tranches with differing expiration dates. One third of the options will expire over each of three separate multi-day settlement periods beginning approximately 18 months, 24 months and 30 months from the closing of this offering, respectively.

The capped call option transactions are expected to result in our receipt, on a net share, cashless basis of a certain number of shares of our common stock if the market value per share of the common stock, as measured under the terms of the capped call option agreement, on the option expiration date for the relevant tranche is greater than the lower call strike price of the capped call option transactions. We refer to the amount by which that market value per share exceeds the lower call strike price as an “in-the-money amount” for the relevant tranche of the capped call option transaction. The in-the-money amount will never exceed the difference between the upper call strike price and the lower call strike price (i.e., it will be “capped”). The lower call strike price will correspond to approximately 100% of the price to the public in this offering and the upper call strike price will be approximately 140% of that amount. Both lower and upper call strike prices are subject to customary anti-dilution and certain other adjustments. The number of shares of our common stock that we will receive from the option counterparties upon expiration of each tranche of the capped call option transactions will be equal to the in-the-money amount of that tranche divided by the market value per share of the common stock, as measured under the terms of the capped call option agreement, on the option expiration date for that tranche.

The capped call option agreements are separate transactions entered into by us with the option counterparties and are not part of the terms of the offering of common stock.

For a discussion of the impact of any market or other activity by the option counterparties, the variable price sellers or their respective affiliates in connection with the capped call option agreements, see “Risk Factors — Risks Related to Our Common Stock — The capped call options that we are purchasing with the net proceeds from this offering and related hedging transactions by the option counterparties may affect the value of our common stock” and “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock is 110,000,000 shares. Those shares consisted of 10,000,000 shares of preferred stock, $1.00 par value, 2,250,000 of which were outstanding; and 100,000,000 shares of common stock, $0.20 par value, of which 28,345,983 were issued and outstanding as of November 30, 2007, including 3,122,263 shares that we have loaned to an affiliate of Bear, Stearns & Co. Inc. pursuant to a Share Lending Agreement. In addition, as of November 30, 2007, (a) 3,587,850 shares of common stock were reserved for issuance pursuant to the conversion of our Series B convertible preferred stock, (b) 2,912,466 shares of common stock were reserved for issuance pursuant to our stock option and long-term incentive plans, including options to purchase 949,333 shares at a weighted average exercise price of $20.95 per share and 178,902 shares of restricted stock awards not yet vested and issued and (c) 3,122,263 shares of common stock were reserved for issuance pursuant to the conversion of our 3.25% convertible senior notes due 2026.

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated in this prospectus by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and by the provisions of applicable law.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share held of record of common stock has one vote on all matters voted on by our shareholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of preferred stock. Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable. Our common stock is traded on the New York Stock Exchange under the symbol “GDP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ComputerShare Investor Services, LLC.

Preferred Stock

Authorized but Unissued Preferred Stock

As of the date of this prospectus supplement, we have 7,750,000 shares of authorized but unissued preferred stock which are undesignated.

At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of our common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix the number of shares constituting any class or series of preferred stock; and

•	establish the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.

Series B Preferred Stock

As of the date of this prospectus supplement, we had 2,250,000 shares issued and outstanding of our Series B Convertible Preferred Stock. The Liquidation Preference is $50 per share of Series B Preferred Stock, plus accumulated and unpaid dividends.

Conversion Rights.  Each share is convertible at the option of the holder into our common stock at any time at an initial conversion rate of 1.5946 shares of common stock per share, which is equivalent to an initial conversion price of approximately $31.36 per share of common stock. Upon conversion of the Series B Convertible Preferred Stock (pursuant to a voluntary conversion or the Company Conversion Option (as defined in the Certificate of Designation of the Series B Convertible Preferred Stock (the “Certificate of Designation”), we may choose to deliver the conversion value to holders in cash, shares of common stock, or a combination of cash and shares of common stock.

On or after December 21, 2010, we may, at our option, cause the Series B Convertible Preferred Stock to be automatically converted into that number of shares of common stock that are issuable at the then-prevailing conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day prior to the announcement of our exercise of the option, the closing price of our common stock equals or exceeds 130% of the then-prevailing conversion price of the Series B Convertible Preferred Stock.

Redemption.  The Series B Convertible Preferred Stock is non-redeemable by us.

Fundamental Change.  If a Fundamental Change (as defined in the Certificate of Designation) occurs, holders may require us in specified circumstances to repurchase all or part of the Series B Convertible Preferred Stock. In addition, upon the occurrence of a Fundamental Change or Specified Corporate Events (as defined in the Certificate of Designation), we will under certain circumstances increase the conversion rate by a number of additional shares of common stock.

Dividends.  Holders of our Series B Preferred Stock are entitled to receive, when and if declared by our board of directors, cumulative cash dividends on the Series B Preferred Stock at a rate of 5.375% of the $50 liquidation preference per year (equivalent to $2.6875 per year per share). Dividends on the Series B Preferred Stock will be payable quarterly in arrears on each March 15, June 15, September 15, and December 15 of each year or, if not a business day, the next succeeding business day. Dividends may be increased under certain circumstances as described below.

If we fail to pay dividends on the shares of our Series B Preferred Stock on six dividend payment dates (whether consecutive or not), then the dividend rate per annum will increase by an additional 1.0% on and after the day after such sixth dividend payment date, until we have paid all dividends on the shares of our Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Any further failure to pay dividends would cause the dividend rate to increase again by the additional 1.0% until we have again paid all dividends for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Upon the occurrence of specified corporate events described in the Certificate of Designation, the dividend rate per annum will increase by an additional 3.0% for every quarter in which the closing price of our common stock is below $26.13 for 20 trading days within the period of 30 consecutive trading days ending 15 trading days prior to the quarterly record date for the quarter.

Ranking.  Our Series B Preferred Stock ranks, with respect to dividend rights or rights upon our liquidation, winding up or dissolution:

•	senior to (i) all of our common stock and (ii) each class of capital stock or series of preferred stock established after December 21, 2005 (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Junior Stock”);

•	on a parity in all respects with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (we refer to the stock described in this bullet point as the “Senior Stock”).

Voting Rights.  Except as required by Delaware law, our restated certificate of incorporation and the certificate of designation for our Series B Preferred Stock, holders of our Series B Preferred Stock will have no voting rights unless dividends payable on our Series B Preferred Stock are in arrears for six or more quarterly periods. In that event, the holders of our Series B Preferred Stock, voting as a single class with the shares of any other class or series of preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors, and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until the dividend arrearage on our Series B Preferred Stock has been paid in full. The affirmative consent of holders of at least 66 2/3% of the outstanding shares of our Series B Preferred Stock will be required for the issuance of Senior Stock and for amendments to our restated certificate of incorporation that would materially adversely affect any right, preference, privilege or voting power of our Series B Preferred Stock.

Shares Issuable Upon Conversion of Our 3.25% Convertible Senior Notes

In December 2006, we issued $175,000,000 of 3.25% convertible senior notes due 2026 in a private placement. The notes are convertible into shares of our common stock at a rate equal to the sum of:

•	15.1653 shares per $1,000 principal amount of notes (equal to a “base conversion price” of approximately $65.94 per share) plus,

•	an additional amount of shares per $1,000 of principal amount of notes equal to the incremental share factor (2.6762), multiplied by a fraction, the numerator of which is the applicable stock price less the “base conversion price” and the denominator of which is the applicable stock price.

As of the date of this prospectus supplement, we have reserved 3,122,263 shares for issuance upon conversion of these convertible senior notes. Holders may convert their notes into shares of our common stock at their option at any time prior to the close of business on the second business day immediately preceding the maturity date under each of the following circumstances:

•	during any fiscal quarter (and only during such fiscal quarter) commencing after March 31, 2007, if the last reported sale price of our common stock is greater than or equal to 135% of the base conversion price of the notes for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	prior to December 1, 2011, during the five business-day period after any 10 consecutive trading-day period (the “measurement period”) in which the trading price of $1,000 principal amount of notes for each trading day in the measurement period was less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day;

•	if the notes have been called for redemption; and

•	upon the occurrence of specified corporate transactions.

Holders may also convert their notes at their option at any time beginning on November 1, 2026 and ending at the close of business on the second business day immediately preceding the maturity date.

If the stock price at the time of conversion is greater than the base conversion price, then the applicable conversion rate will be increased. Upon conversion, we have the option to deliver either (1) a number of shares of our common stock based on the applicable conversion rate, or (2) a combination of cash and shares of our common stock.

In addition, following certain corporate transactions that also constitute a fundamental change (as defined in indenture governing the notes), we will increase the applicable conversion rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances. If such fundamental change also constitutes a public acquirer change of control (as defined in the indenture governing the notes), we may, in lieu of increasing the applicable conversion rate as described above, elect to adjust the related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company.

On or after December 1, 2011, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.

Subject to certain conditions, holders may require us to purchase all or a portion of their notes on each of December 1, 2011, December 1, 2016 and December 1, 2021. In addition, if we experience specified types of corporate transactions, holders may require us to purchase all or a portion of their notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including contingent interest and additional interest, if any) to, but excluding, the purchase date.

Share Lending Agreement with an Affiliate of Bear, Stearns & Co. Inc.

Concurrent with the offering of our 3.25% convertible senior notes, we lent a total of 3,122,263 shares of our common stock to an affiliate of Bear, Stearns & Co. Inc. under a Share Lending Agreement. Under this agreement, the affiliate of Bear, Stearns & Co. Inc. is entitled to offer and sell such shares and use the sale to facilitate the establishment of a hedge position by investors in the notes. The affiliate of Bear, Stearns & Co. Inc. received all proceeds from such common stock offerings and lending transactions under the agreement. We did not receive any of the proceeds from these transactions. We received a loan fee of $0.20 per share for each share that we loaned to the affiliate of Bear, Stearns & Co. Inc. The affiliate of Bear, Stearns & Co. Inc. is obligated to return the shares to us on December 1, 2026 or earlier in the event of certain circumstances, including:

•	a termination by the affiliate of Bear, Stearns & Co. Inc. of all or any portion of the loan at any time;

•	a termination by us of any or all of the outstanding loans upon a default by the affiliate of Bear, Stearns & Co. Inc. under the Share Lending Agreement, including a breach by the affiliate of Bear, Stearns & Co. Inc. of any of its representations and warranties, covenants or agreements thereunder, or the bankruptcy of the affiliate of Bear, Stearns & Co. Inc.; and

•	a merger or similar business combination transaction between us and an unaffiliated third party (as defined in the Share Lending Agreement).

In addition, upon the conversion of our 3.25% convertible senior notes, a number of shares of common stock equal to the base conversion rate plus the incremental share factor for such notes must be returned to us for each $1,000 principal amount of Notes so converted. Except in certain limited circumstances, any borrowed shares returned to us cannot be reborrowed. For purposes of our calculation of basic and diluted earnings per share in our financial statements, these shares are treated as if they were already returned and retired. As a result, there is no impact of the shares of common stock lent under the Share Lending Agreement in our earnings per share calculation.

The shares that we loaned to the affiliate of Bear, Stearns & Co. Inc. are issued and outstanding for corporate law purposes, and accordingly, the holders of the borrowed shares have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the Share Lending Agreement, the affiliate of Bear, Stearns & Co. Inc. has agreed:

•	to pay us an amount equal to any cash dividends we pay on the borrowed shares; and

•	to pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for our common stock.

Written Consent of Stockholders and Stockholder Meetings.  Any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the Board if any, the Vice Chairman, the President or by a majority of the board of directors.

Advance Notice Procedure for Shareholder Proposals.  Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors, as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

•	with respect to an election to be held at the annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders;

•	with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed to stockholders or public disclosure of the date of the meeting was made, whichever first occurs, and must contain specified information concerning the person to be nominated.

Notice of stockholders’ intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including with respect to the nomination of directors or considering any transaction that could result in a change in control.

Classified Board; Removal of Director.  Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our bylaws provide that neither any director nor the board of directors may be removed without cause, and that any removal for cause would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

Limitation of Liability of Directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper personal benefit; and

•	under Title 8, Section 174 of the Delaware General Corporation Law, as the same exists or as such provision may hereafter be amended, supplemented or replaced.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

An individual may be treated as a resident of the United States in any calendar year for United States federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for United States federal income tax purposes as if they were United States citizens.

This discussion does not consider:

•	U.S. state or local or non-U.S. tax consequences;

•	all aspects of United States federal income and estate taxes or specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including the fact that in the case of a non-U.S. holder that is an entity treated as a partnership for United States federal income tax purposes, the United States tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for partnerships (including entities treated as partnerships for United States federal income tax purposes) and their partners, or for stockholders or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, United States expatriates, broker-dealers, and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

The following discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury Regulations and administrative and judicial interpretations, all as of the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds our common stock as a capital asset. Each non-U.S. holder should consult a tax advisor regarding the United States federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Distributions on Common Stock

We do not expect to declare or pay dividends in the foreseeable future. In the event that we make cash distributions on our common stock, these distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Dividends paid to non-U.S. holders of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a United States trade or business will be subject to U.S. withholding tax at a 30% rate, or if a tax treaty applies, a lower rate specified by the treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. In that case, we will not have to withhold United States federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States.

A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements. However,

•	in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

•	in the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust” or “foreign grantor trust” as defined in the U.S. Treasury Regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

A holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury Regulations and the certification requirements applicable to it. A non-U.S. holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax on gain recognized on a disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in this case, the gain will be taxed on a net income basis at the rates and in the manner applicable to United States persons, and if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets other requirements; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

Generally, a corporation is a United States real property holding corporation, or USRPHC, if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are a USRPHC for United States federal income tax purposes. However, the tax relating to stock in a USRPHC generally will not apply to a non-U.S. holder whose direct and indirect holdings constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock was regularly traded on an established securities market.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder for United States federal estate tax purposes at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to United States federal estate tax.

Information Reporting and Backup Withholding Tax

Dividends paid to you may be subject to information reporting and United States backup withholding. You will be exempt from this backup withholding tax if you properly provide a Form W-8BEN certifying that you are a non-U.S. holder or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder, or you otherwise establish an exemption.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If you sell your common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will generally apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your common stock through a non-U.S. office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for United States tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

If you receive payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment is subject to both United States backup withholding and information reporting unless you properly provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your United States federal income tax liability by timely filing a properly completed claim for refund with the United States Internal Revenue Service.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TAX TREATIES.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus supplement include 3,770,000 shares to be sold in an underwritten offering at a fixed price to the public of $      per share. We have granted the underwriters an option to purchase up to an additional 565,500 shares to cover over-allotments.

This offering also includes an additional 1,430,000 shares of our common stock. The variable price sellers will use best efforts to purchase these shares from us. If the variable price sellers purchase these shares, the variable price sellers will offer these shares either themselves or through their broker-dealer affiliates from time to time for sale in transactions, including block sales, on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. These shares will be sold at market prices prevailing at the time of sale or at negotiated prices. If the variable price sellers purchase these shares, the affiliates for whom they are acting as agent may be deemed to be underwriters under the Securities Act.

Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. are acting as joint-bookrunning managers of this offering and as representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite their names below.

Underwriters	Number of Shares

Bear, Stearns & Co. Inc.
J.P. Morgan Securities Inc.
Howard Weil Incorporated
Raymond James & Associates, Inc.
Capital One Southcoast, Inc.
Johnson Rice & Company L.L.C.
Tudor, Pickering & Co. Securities, Inc.
BMO Capital Markets Corp.
BNP Paribas Securities Corp.

Total	3,770,000

The underwriters have agreed to purchase all of the shares to be sold pursuant to the underwriting agreement other than the shares to be sold to the variable price sellers. If any underwriter defaults (other than the variable price sellers with respect to the shares to be sold to them), the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates, “comfort” letters from accountants and petroleum engineering consultants and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to those liabilities.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the 3,770,000 shares to be sold in an underwritten offering to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $      per share. The underwriters may allow a

discount, and the dealers may allow an additional discount, not in excess of $      per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

If the variable price sellers purchase the 1,430,000 shares as described in this prospectus, the variable price sellers have advised us that these shares will be sold from time to time at market prices prevailing at the time of sale or at negotiated prices.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

		Without Exercise of	With Full Exercise
	Per Share	Over-Allotment	of Over-Allotment
	(1)	Option(1)	Option(1)

Public offering price
Underwriting discount
Proceeds, before expenses, to Goodrich Petroleum Corporation

(1)	Excludes the offering of 1,430,000 shares of our common stock. The variable price sellers will have a best efforts obligation to purchase the 1,430,000 shares and will not have a firm commitment to purchase these shares. If the variable price sellers purchase the 1,430,000 shares, the proceeds to Goodrich Petroleum Corporation from these shares is $ per share and $ total. If the variable price sellers do not purchase these shares, Goodrich Petroleum Corporation will not receive any proceeds from these shares. The variable price sellers will purchase these shares, if at all, concurrently with the sale of common stock to the public and, if purchased, will offer these shares either themselves or through their broker-dealer affiliates from time to time at varying prices. There are no escrow arrangements with respect to these shares.

The expenses of the offering, excluding the underwriting discount and commissions and related fees, are estimated at $400,000 and are payable by us. These expenses include the fees of financial printers, legal counsel, and accountants and assume no exercise of the over-allotment option.

Over-Allotment Option

We have granted the underwriters an option exercisable for 30 days from the date of this prospectus supplement to purchase a total of up to 565,500 additional shares at the public offering price less the underwriting discount if the over-allotment option is exercised in full. The underwriters may exercise this option solely to cover any over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option in whole or in part, each underwriter will be obligated, subject to customary conditions contained in the underwriting agreement, to purchase a number of additional shares approximately proportionate to that underwriter’s initial commitment amount reflected in the above table.

Lock-Up Agreements

We and our directors and certain officers who hold an aggregate of 13,226,979 shares of our common stock, including any securities convertible into or exchangeable or exercisable for or repayable with common stock, and preferred stock have agreed, with certain customary exceptions, not to sell, offer to sell or otherwise dispose of any common stock for 90 days after the date of the this prospectus supplement without first obtaining the written consent of Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. This 90-day lockup may be extended under certain circumstances for up to thirty-seven days. Specifically, we and these other persons have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any of our common stock;

•	sell any option or contract to purchase any of our common stock;

•	purchase any option or contract to sell any of our common stock;

•	grant any option, right or warrant for the sale of any of our common stock;

•	lend or otherwise dispose of or transfer any of our common stock;

•	request or demand that we file a registration statement related to any of our common stock; and

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any of our common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

These lock-up agreements do not limit our ability to grant stock options to purchase our common stock, issue shares of our common stock upon the exercise of stock options or sell our common stock under our stock incentive plans. In addition, the lock-up agreements entered into by our directors and certain officers do not prevent:

•	the exercise of options to purchase shares of our common stock pursuant to employee stock option plans, which options are outstanding on the date hereof; provided, that no sales are permitted pursuant to “cashless” exercises of options;

•	the exercise of warrants that are outstanding on the date hereof; provided, that no sales shall be permitted pursuant to “cashless” exercises of warrants;

•	transfers of shares of our common stock to us or sales pursuant to broker arrangements in satisfaction of any tax withholding obligation of such director or officer in payment of the exercise price for any stock option exercised by such director or officer or vesting of restricted stock issued pursuant to our stock plans;

•	transfers of shares of our common stock to accounts that such director or officer controls that result only in a change in the form of such director’s or officer’s beneficial ownership of securities without changing such director’s or officer’s pecuniary interest in the securities and does not result in the obligation to file a report pursuant to Section 16 of the Exchange Act; and

•	bona fide gifts of shares of our common stock to immediate family members and charitable institutions, provided that the resulting transferee of such shares executes and delivers to Bear, Stearns & Co. Inc and J.P. Morgan Securities Inc. an agreement certifying that such transferee is bound by the terms of the lock-up agreement and has been in compliance with the terms thereof since the date first above written as if it had been an original party hereto.

Any shares of our common stock received upon the exercise of options or warrants granted to such directors and officers subject to these lock-up agreements will also be subject to the terms hereof.

In addition, at our request, the underwriters have reserved for sale at the offering price at least 260,000 shares of the shares offered in this offering for certain of our directors and officers. Any of these directed shares purchased by our directors and officers will be subject to a 90-day lock-up restriction pursuant to the lock-up agreements.

At any time and without public notice, Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. may, in their sole discretion, release all or some of the securities from these lock-up arrangements. Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. have advised us that they will determine to release the securities or shorten the lock-ups on a case-by-case basis after considering various factors such as the current equity market condition, the performance of the price of our common stock since the offering, the likely impact of any waiver on the price of our common stock and the requesting party’s reason for making the request. Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. do not have any current intention to release any portion of the securities subject to lock-up agreements.

Listing on the New York Stock Exchange

Our shares of common stock are listed on the New York Stock Exchange under the symbol “GDP.”

Price Stabilization, Short Positions and Passive Market Making

Until the distribution of the shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering in accordance with Rule 104 of Regulation M under the Exchange Act.

If the underwriters over-allot or otherwise create a short position in our common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. A naked short position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

In addition, the underwriters may impose penalty bids, under contractual arrangements among the underwriters whereby selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of our common stock previously distributed in this offering are subsequently repurchased for the account of the underwriter in connection with stabilization transactions or otherwise. These transactions to stabilize or maintain the market price may cause the price of our common stock to be higher than it might be in the absence of such transactions. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales.

The underwriters may engage in passive market-making transactions in our common stock on the New York Stock Exchange in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that we or the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

In connection with this offering, the underwriters may allocate shares to accounts over which they exercise discretionary authority. The underwriters do not expect to allocate shares to discretionary accounts in excess of 5% of the total number of shares in this offering.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and lending services for us for which they received, or will receive, customary fees and expenses.

As of November 30, 2007, after giving effect to the conversion of our 3.25% convertible senior notes due 2026, Bear, Stearns & Co. Inc. and its affiliates would hold 1,359,470 shares of our common stock. We have also loaned an affiliate of Bear, Stearns & Co. Inc. a total of 3,122,263 shares of our common stock pursuant to a Share Lending Agreement, of which 1,335,000 shares are still being held by that affiliate. However, upon conversion of the 3.25% convertible senior notes due 2026, the affiliate of Bear, Stearns & Co. Inc. is obligated to return to us a number of shares as described under “Description of Capital Stock — Share Lending Agreement with an Affiliate of Bear, Stearns Co. Inc.”

Directed Share Program

At our request, the underwriters have reserved for sale at the offering price at least 260,000 shares of the shares offered in this offering for certain of our directors and officers. The number of shares of common stock for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters on the same basis as the other shares offered in this prospectus.

Electronic Distribution

A prospectus supplement in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online. Other than the electronic versions of this prospectus supplement and the accompanying base prospectus, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter, in its capacity as an underwriter, and should not be relied upon by investors.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, our outside counsel. Vinson & Elkins L.L.P. represents the lenders under our credit facility. The underwriters are being represented by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of Goodrich Petroleum Corporation as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006, consolidated financial statements refers to a change in the method of accounting for share based payments.

Estimates of the oil and gas reserves of Goodrich Petroleum Corporation and related future net cash flows and the present values thereof, included in this prospectus supplement and our annual report on Form 10-K for the year ended December 31, 2006, were based upon reserve reports prepared by Netherland Sewell and Associates, Inc. as of December 31, 2004, 2005 and 2006 and as of June 30, 2007. We have incorporated these estimates in reliance on the authority of each such firm as experts in such matters.

GLOSSARY

The definitions set forth below apply to the indicated terms as used in this prospectus supplement. All volumes of natural gas referred to are stated at the legal pressure base of the state where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

Bbl — One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bcf — One billion cubic feet.

Bcfe — One billion cubic feet of natural gas equivalents, based on a ratio of six Mcf for each barrel of oil, which reflects the relative energy content.

Gross acres or gross wells — The total acres or wells, as the case may be, in which a working interest is owned.

MBbl — One thousand barrels of crude oil or other liquid hydrocarbons.

Mcf — One thousand cubic feet of gas.

Mcf per day — One thousand cubic feet of gas per day.

Mcfe — One thousand cubic feet of natural gas equivalents, based on a ratio of six Mcf for each barrel of oil or NGL, which reflects relative energy content.

Mmbbl — One million barrels of crude oil or other liquid hydrocarbons.

Mmbtu — One million British thermal units.  A British thermal unit is the heat required to raise the temperature of one-pound of water from 58.5 to 59.5 degrees Fahrenheit.

Mmcf — One million cubic feet of gas.

Mmcfe — One million cubic feet of gas equivalents.

Net acres or net wells — The sum of the fractional working interests owned in gross acres or gross wells.

Present value (PV) — The present value, discounted at 10%, of future net cash flows from estimated proved reserves, using constant prices and costs in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions).

PV-10 — The pre-tax present value, discounted 10% per year, of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing, producing and abandoning the proved reserves computed assuming continuation of existing economic conditions.

Productive well — A well that is found to be capable producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

Proved developed non-producing reserves — Reserves that consist of (i) proved reserves from wells which have been completed and tested but are not producing due to lack of market or minor completion problems which are expected to be corrected and (ii) proved reserves currently behind the pipe in existing wells and which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the wells.

Proved developed producing reserves — Proved reserves that can be expected to be recovered from currently producing zones under the continuation of present operating methods.

Proved developed reserves — Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves — The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. In addition, please refer to the definitions of proved oil and gas reserves as provided in Rule 4-10(a)(2)-(4). The rule is available at the SEC website, http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.

Proved undeveloped reserves — Proved reserves that are expected to be recovered from new wells and undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Reserve life — A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year end by annualized production rates at the end of the period shown.

Reservoir — A porous and permeable underground formation containing a natural accumulation of producible oil or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Standardized measure — The present value, discounted at 10%, of future net cash flows from estimated proved reserves after income taxes, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the SEC’s rules for inclusion of oil and natural gas reserve information in financial statements filed with the SEC.

Undeveloped acreage — Acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well.

Working interest — The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens, and to all costs of exploration, development and operations, and all risks in connection therewith.

PROSPECTUS
$200,000,000
GOODRICH PETROLEUM CORPORATION

Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Warrants

Guarantee of Debt Securities of Goodrich Petroleum Corporation by:
Goodrich Petroleum Company, LLC

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series. Any debt securities we issue under this prospectus may be guaranteed by one or more of our subsidiaries.

The aggregate initial offering price of the securities that we will offer will not exceed $200,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by our subsidiaries. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 4 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “GDP.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

This prospectus is dated August 22, 2007.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Goodrich,” “we” or “our” are to Goodrich Petroleum Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 1-7940) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	The description of our common stock contained in our registration statement on Form 8-B dated February 3, 1997, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

•	our Current Reports on Form 8-K filed on each of January 5, 2007, January 8, 2007, January 10, 2007, January 19, 2007, March 26, 2007, March 29, 2007, April 16, 2007, May 21, 2007 (amended May 23, 2007) and August 7, 2007 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:
Goodrich Petroleum Corporation
Attention: Corporate Secretary
808 Travis Street, Suite 1320
Houston, Texas 77002
(713) 780-9494

We also maintain a website at http://www.goodrichpetroleum.com. However, the information on our website is not part of this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, our filings with the SEC and our public releases, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided therein are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, or the Securities Act, and Section 21E(i) of the Securities Exchange Act of 1934, or the Exchange Act. The words “believe,” “may,” “will,” “estimate.” “continues,” “anticipate,” “intend,” “forsee,” “expect” and similar expressions identify these forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our subsequent SEC filings and those factors summarized below:

•	the timing and extent of changes in natural gas and oil prices;

•	the timing of planned capital expenditures;

•	our ability to identify and acquire additional properties necessary to implement our business strategy and our ability to finance such acquisitions;

•	the inherent uncertainties in estimating proved reserves and forecasting production results;

•	operational factors affecting the commencement or maintenance of producing wells, including catastrophic weather related damage, unscheduled outages or repairs, or unanticipated changes in drilling equipment costs or rig availability;

•	the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	costs and other legal and administrative proceedings, settlements, investigations and claims, including environmental liabilities which may not be covered by indemnity or insurance;

•	the political and economic climate in the foreign or domestic jurisdictions in which we conduct oil and gas operations, including risk of war or potential adverse results of military or terrorist actions in those areas; and

•	other United States regulatory or legislative developments that affect the demand for natural gas or oil generally, increase the environmental compliance cost for our production wells or impose liabilities on the owners of such wells.

Other factors besides those described in this prospectus, any prospectus supplement or the documents we incorporate by reference herein could also affect our actual results. These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.

Although we believe our estimates and assumption to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. Our assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RISK FACTORS

Your investment in our securities involves risks. You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement, the risks described below before deciding whether an investment in our securities is appropriate for you.

The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to Our Business

Our financial and operating results are subject to a number of factors, many of which are not within our control. These factors include the following:

Our actual production, revenues and expenditures related to our reserves are likely to differ from our estimates of proved reserves. We may experience production that is less than estimated and drilling costs that are greater than estimated in our reserve report. These differences may be material.

The proved oil and gas reserve information incorporated by reference in this prospectus are estimates. These estimates are based on reports prepared by our independent reserve engineers Netherland, Sewell & Associates, Inc. (“NSA”) and were calculated using oil and gas prices as of December 31, 2006. These prices will change and may be lower at the time of production than those prices that prevailed at the end of 2006. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing areas;

•	the assumed effects of regulations by governmental agencies

•	assumptions concerning future oil and gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of oil and gas that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future oil and gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Our actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the differences may be material. The discounted future net cash flows included in this document should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties. As required by the SEC, the standardized measure of discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for oil and gas;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.

In addition, the 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, and which we use in calculating our pre-tax PV10 Value, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

Our future revenues are dependent on the ability to successfully complete drilling activity.

Drilling and exploration are the main methods we utilize to replace our reserves. However, drilling and exploration operations may not result in any increases in reserves for various reasons. Exploration activities involve numerous risks, including the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	lack of acceptable prospective acreage;

•	inadequate capital resources;

•	unexpected drilling conditions; pressure or irregularities in formations; equipment failures or accidents;

•	adverse weather conditions, including hurricanes;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in oil and gas prices;

•	limitations in the market for oil and gas;

•	title problems;

•	compliance with governmental regulations; and

•	mechanical difficulties.

Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain.

In addition, we recently completed drilling our first horizontal well in the Cotton Valley Trend, which is the first well we have drilled in the Cotton Valley Trend utilizing this technique. We have only limited experience drilling horizontal wells and there can be no assurance that this method of drilling will be as effective (or effective at all) as we currently expect it to be.

In addition, higher oil and gas prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increasing costs for, such drilling equipment, services and personnel. Such shortages could restrict our ability to drill the wells and conduct the operations which we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could adversely affect our ability to increase our reserves and production and reduce our revenues.

Natural gas and oil prices are volatile, and low prices have had in the past and could have in the future a material adverse impact on our business.

Our success will depend on the market prices of oil and natural gas. These market prices tend to fluctuate significantly in response to factors beyond our control. The prices we receive for our crude oil production are based on global market conditions. The general pace of global economic growth, the continued instability in the Middle East and other oil and gas producing regions and actions of the Organization of Petroleum Exporting Countries, or OPEC, and its maintenance of production constraints, as well as other economic, political, and environmental factors will continue to affect world supply and prices. Domestic natural gas prices fluctuate significantly in response to numerous factors including U.S. economic conditions, weather patterns, other factors affecting demand such as substitute fuels, the impact of drilling levels on crude oil and natural gas supply, and the environmental and access issues that limit future drilling activities for the industry.

Average oil and natural gas prices fluctuated substantially during the three year period ended December 31, 2006 and during the first six months of 2007. Based on recent history of our industry, fluctuations during the past several years in the demand and supply of crude oil and natural gas have contributed to, and are likely to continue to contribute to, price volatility. Crude oil and natural gas prices are extremely volatile. Any actual or anticipated reduction in crude oil and natural gas prices would depress the level of exploration, drilling and production activity. We expect that commodity prices will continue to fluctuate significantly in the future. The following table includes high and low for 2006, year-end and current prices; natural gas (price per one million British thermal units or Mmbtu) and crude oil (West Texas Intermediate or WTI):

Henry Hub
per Mmbtu

January 3, 2006 (high)	$9.87
September 29, 2006 (low)	3.63
December 29, 2006	5.50
August 6, 2007	6.21

WTI
per Barrel

July 14, 2006 (high)	$77.03
November 17, 2006 (low)	55.81
December 29, 2006	61.06
August 6, 2007	72.06

Changes in commodity prices significantly affect our capital resources, liquidity and expected operating results. Price changes directly affect revenues and can indirectly impact expected production by changing the amount of funds available to us to reinvest in exploration and development activities. Reductions in oil and natural gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment. We use derivative financial instruments to hedge a portion of our exposure to changing commodity prices and we have hedged a targeted portion of our anticipated production for 2007.

Our use of oil and gas price hedging contracts may limit future revenues from price increases and result in significant fluctuations in our net income.

We use hedging transactions with respect to a portion of our oil and natural gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases.

Our results of operations may be negatively impacted by our financial derivative instruments and fixed price forward sales contracts in the future and these instruments may limit any benefit we would receive from increases in the prices for oil and natural gas. For the year ended December 31, 2006, we realized a loss on settled financial derivatives of $2.1 million. For the years ended December 31, 2005 and 2004, we realized a loss on settled financial derivatives of $18.0 million and $6.2 million, respectively, which includes amounts in both continuing and discontinued operations. For the six months ended June 30, 2007, we realized a gain on settled derivatives of $4.8 million.

For the year ended December 31, 2006, we recognized in earnings an unrealized gain on derivative instruments not qualifying for hedge accounting in the amount of $40.2 million. For financial reporting purposes, this unrealized gain was combined with a $2.1 million realized loss in 2006 resulting in a total unrealized and realized gain on derivative instruments not qualifying for hedge accounting in the amount of $38.1 million for 2006. This gain was recognized because the natural gas hedges were deemed ineffective for

2006, and all previously effective oil hedges were deemed ineffective for the fourth quarter of 2006. For the six months ended June 30, 2007, we recognized a loss on derivative instruments not qualifying for hedge accounting of $5.9 million, which included the previously mentioned realized gain of $4.8 million and an unrealized loss of $10.7 million.

For the year ended December 31, 2005, we recognized in earnings an unrealized loss on derivative instruments not qualifying for hedge accounting in the amount of $27.0 million. For financial reporting purposes, this unrealized loss was combined with a $10.7 million realized loss in 2005 resulting in a total unrealized and realized loss on derivative instruments not qualifying for hedge accounting in the amount of $37.7 million in 2005. For the year ended December 31, 2004, we recognized in earnings an unrealized gain on derivative instruments in the amount of $2.3 million. This loss and gain were recognized because the natural gas hedges were deemed to be ineffective for 2005, and for the fourth quarter of 2004, and accordingly, the changes in fair value of such hedges could no longer be reflected in other comprehensive income, a component of stockholders’ equity.

To the extent that the hedges are not deemed to be effective in the future, we will likewise be exposed to volatility in earnings resulting from changes in the fair value of our hedges. See Note 8 “Hedging Activities” to our consolidated financial statements for the year ended December 31, 2006 in our Current Report on Form 8-K filed on August 7, 2007 for further discussion.

Delays in development or production curtailment affecting our material properties may adversely affect our financial position and results of operations.

The size of our operations and our capital expenditure budget limits the number of wells that we can develop in any given year. Complications in the development of any single material well may result in a material adverse affect on our financial condition and results of operations. In addition, a relatively small number of wells contribute a substantial portion of our production. If we were to experience operational problems resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse affect on our financial condition and results of operations.

Because our operations require significant capital expenditures, we may not have the funds available to replace reserves, maintain production or maintain interests in our properties.

We must make a substantial amount of capital expenditures for the acquisition, exploration and development of oil and natural gas reserves. Historically, we have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. Our revenues or cash flows could be reduced because of lower oil and natural gas prices or for other reasons. If our revenues or cash flows decrease, we may not have the funds available to replace reserves or maintain production at current levels. If this occurs, our production will decline over time. Other sources of financing may not be available to us if our cash flows from operations are not sufficient to fund our capital expenditure requirements. Where we are not the majority owner or operator of an oil and gas property we may have no control over the timing or amount of capital expenditures associated with the particular property. If we cannot fund such capital expenditures, our interests in some properties may be reduced or forfeited.

We may have difficulty financing our planned growth.

We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our drilling program. In the future, we expect that we will require additional financing, in addition to cash generated from operations, to fund planned growth. We cannot be certain that additional financing will be available on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

If we are not able to replace reserves, we may not be able to sustain production at present levels.

Our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves will decline over time. In addition, approximately 57% of our total estimated proved reserves by volume at December 31, 2006, were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. We may not be able to successfully find and produce reserves economically in the future. In addition, we may not be able to acquire proved reserves at acceptable costs.

We may incur substantial impairment writedowns.

If management’s estimates of the recoverable reserves on a property are revised downward or if oil and natural gas prices decline, we may be required to record additional non-cash impairment writedowns in the future, which would result in a negative impact to our financial position. We review our proved oil and gas properties for impairment on a depletable unit basis when circumstances suggest there is a need for such a review. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and natural gas prices to the estimated future production of oil and gas reserves over the economic life of the property. Future net cash flows are based upon our independent reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions. For each property determined to be impaired, we recognize an impairment loss equal to the difference between the estimated fair value and the carrying value of the property on a depletable unit basis.

Fair value is estimated to be the present value of expected future net cash flows. Any impairment charge incurred is recorded in accumulated depreciation, depletion, impairment and amortization to reduce our recorded basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future cash flows and fair value. For the years ended December 31, 2006, and 2005, we recorded impairments of $9.9 million and $0.3 million, respectively. We did not record an impairment loss for the year ended December 31, 2004.

Management’s assumptions used in calculating oil and gas reserves or regarding the future cash flows or fair value of our properties are subject to change in the future. Any change could cause impairment expense to be recorded, impacting our net income or loss and our basis in the related asset. Any change in reserves directly impacts our estimate of future cash flows from the property, as well as the property’s fair value. Additionally, as management’s views related to future prices change, the change will affect the estimate of future net cash flows and the fair value estimates. Changes in either of these amounts will directly impact the calculation of impairment.

A majority of our production, revenue and cash flow from operating activities are derived from assets that are concentrated in a geographic area.

Approximately 84% of our estimated proved reserves at December 31, 2006, and a similar percentage of our production during 2006 were associated with our Cotton Valley Trend. In March 2007, we sold substantially all of our South Louisiana properties to a private company. See Note 12 “Acquisitions and Divestitures” to our consolidated financial statements for the year ended December 31, 2006 in our Current Report on Form 8-K filed on August 7, 2007. Accordingly, if the level of production from the remaining properties substantially declines, it could have a material adverse effect on our overall production level and our revenue.

The oil and gas business involves many uncertainties, economic risks and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire properties and to drill exploratory wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment in a particular property. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs would be charged against earnings as impairments. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.

The nature of the oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. Any of these operating hazards could result in substantial losses to us. As a result, substantial liabilities to third parties or governmental entities may be incurred. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions. These reductions in funds could result in a loss of our properties. Additionally, some of our oil and gas operations are located in areas that are subject to weather disturbances such as hurricanes. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

Our debt instruments impose restrictions on us that may affect our ability to successfully operate our business.

Our senior credit facility contains customary restrictions, including covenants limiting our ability to incur additional debt, grant liens, make investments, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions and enter into transactions with affiliates. We also are required to meet specified financial ratios under the terms of our credit facility. On August 7, 2007, we amended the senior credit facility to change our debt to EBITDAX financial covenant to require total debt be no greater than 4.25 times EBITDAX for the trailing four quarters. EBITDAX is earnings before interest expense, income tax, DD&A and exploration expense. In calculating EBITDAX for this purpose, earnings includes realized gains (losses) from derivatives not qualifying for hedge accounting, but excludes unrealized gains (losses) from derivatives not qualifying for hedge accounting. The change is effective beginning with the quarter ending June 30, 2007 and ending with the quarter ending December 31, 2007. The financial covenant will return to a 3.5 times Debt to EBITDAX limitation for the trailing four quarters beginning with the quarter ending March 31, 2008. As a result of the sale of our South Louisiana assets in the first quarter of 2007, a preliminary EBITDAX calculation for the trailing four quarters ending June 30, 2007 (which excluded all EBITDAX generated by the sold South Louisiana assets) indicated that we might not be in compliance with the ratio at the previously required 3.5 times limitation. As a result, we requested and the bank group approved amending the ratio as discussed above for the purpose of clarifying the calculation of the covenant. As of June 30, 2007, we were in compliance with all the financial covenants of our credit facility as amended. These restrictions may make it difficult for us to successfully execute our business strategy or to compete in our industry with companies not similarly restricted.

We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.

The acquisition of properties requires us to assess a number of factors, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well, platform or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities that we created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. The incurrence of an unexpected liability could have a material adverse effect on our financial position and results of operations.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Development, production and sale of natural gas and oil in the U.S. are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	bonds for ownership, development and production of oil and gas properties;

•	reports concerning operations; and

•	taxation.

In addition, our operations are subject to stringent federal, state and local environmental laws and regulations governing the discharge of materials into the environment and environmental protection. Governmental authorities enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or prohibiting some or all of our operations. There is inherent risk of incurring significant environmental costs and liabilities in our business. Joint and several strict liabilities may be incurred in connection with discharges or releases of petroleum hydrocarbons and wastes on, under or from our properties and from facilities where our wastes have been taken for disposal. Private parties affected by such discharges or releases may also have the right to pursue legal actions to enforce compliance as well as seek damages for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly requirements could have a material adverse effect on our business.

Competition in the oil and gas industry is intense, and we are smaller and have a more limited operating history than some of our competitors.

We compete with major and independent oil and natural gas companies for property acquisitions. We also compete for the equipment and labor required to operate and to develop these properties. Some of our competitors have substantially greater financial and other resources than us. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for oil and natural gas properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our success will depend on our ability to retain and attract experienced engineers, geoscientists and other professional staff. We depend to a large extent on the efforts, technical expertise and continued employment of these personnel and members of our management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

Some of our operations are exposed to the additional risk of tropical weather disturbances.

Some of our production and reserves were located in South Louisiana as of December 31, 2006. Operations in this area are subject to tropical weather disturbances. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. For example, Hurricanes Katrina and Rita in August and September of 2005, respectively, impacted our South Louisiana operations. In March 2007, we sold substantially all of our properties in South Louisiana to a private company. See Note 12 “Acquisitions and Divestitures” to our consolidated financial statements for the year ended December 31, 2006 in our Current Report on Form 8-K filed on August 7, 2007. As a result, our exposure to tropical weather disturbances will be significantly reduced in the future.

Losses could occur for uninsured risks or in amounts in excess of existing insurance coverage. We cannot assure you that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that any particular types of coverage will be available. An event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations. Hurricane Katrina and Rita damage costs in excess of our insurance coverage resulted in a $1.7 million loss for 2006. The loss is included in “Discontinued operations including gain on sale of assets net of tax” on our consolidated financial statements in our Current Report on Form 8-K filed on August 7, 2007. In 2007, we expect to receive $2.5 million from our insurance provider for Hurricane Katrina damage costs. The receivable is included in “Accounts Receivable — Trade and other, net” on our consolidated financial statements for the year ended December 31, 2006 in our Current Report on Form 8-K filed on August 7, 2007.

Terrorist attacks or similar hostilities may adversely impact our results of operations.

The impact that future terrorist attacks or regional hostilities (particularly in the Middle East) may have on the energy industry in general, and on us in particular, is unknown. Uncertainty surrounding military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or war. Moreover, we have incurred additional costs since the terrorist attacks of September 11, 2001 to safeguard certain of our assets and we may be required to incur significant additional costs in the future.

The terrorist attacks on September 11, 2001, and the changes in the insurance markets attributable to such attacks have made certain types of insurance more difficult for us to obtain. There can be no assurance that insurance will be available to us without significant additional costs. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Risks Related to Our Common Stock

Because we have no plans to pay any dividends for the foreseeable future, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our current credit facility prohibits us from paying cash dividends on our common stock. Any future dividends may also be restricted by any loan agreements that we may enter into from time to time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Insiders own a significant amount of common stock, giving them influence or control in corporate transactions and other matters, and the interests of these individuals could differ from those of other stockholders.

Members of our board of directors and our management team beneficially own in excess of 46% of our outstanding shares of common stock after giving effect to the issuance of our common stock pursuant to the share lending agreement. As a result, these stockholders are in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of an amendment to our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. Their control of us may delay or prevent a change of control of us and may adversely affect the voting and other rights of other stockholders.

Our certificate of incorporation and bylaws contain provisions that could discourage an acquisition or change of control of us.

Our certificate of incorporation authorizes our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us. In addition, provisions of the certificate of incorporation and bylaws, such as limitations on shareholder proposals at meetings of shareholders and restrictions on the ability of our shareholders to call special meetings, could also make it more difficult for a third party to acquire control of us. Our bylaws provide that our board of directors is divided into three classes, each elected for staggered three-year terms. Thus, control of the board of directors cannot be changed in one year; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

These provisions of our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the common stock. Please read “Description of Capital Stock” for additional details concerning the provisions of our certificate of incorporation and bylaws.

Future issuances of our common shares may adversely affect the price of our common shares.

The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

Risks Related to Debt Securities

If an active trading market does not develop for a series of Debt Securities sold pursuant to this prospectus, you may be unable to sell any such Debt Securities or to sell any such Debt Securities at a price that you deem sufficient.

Unless otherwise specified in an accompanying prospectus supplement, any Debt Securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any Debt Securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of Debt Securities may advise us that they intend to make a market in those Debt Securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any series of Debt Securities will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any Debt Securities you may own or the price at which you may be able to sell your Debt Securities.

A guarantee of Debt Securities could be voided if the guarantors fraudulently transferred their guarantees at the time they incurred the indebtedness, which could result in the holders of Debt Securities being able to rely on only Goodrich Petroleum Corporation to satisfy claims.

Any series of Debt Securities issued pursuant to this prospectus may be fully, irrevocably and unconditionally guaranteed by the Subsidiary Guarantor. However, under United States bankruptcy law and comparable provisions of state fraudulent transfer laws, such a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Holders of any Debt Securities sold pursuant to this prospectus will be effectively subordinated to all of our and the Subsidiary Guarantor’s secured indebtedness and to all liabilities of any non-guarantor subsidiaries.

Holders of our secured indebtedness, including the indebtedness under our credit facility, have claims with respect to our assets constituting collateral for their indebtedness that are prior to the claims of any Debt Securities sold pursuant to this prospectus. In the event of a default on such Debt Securities or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on Debt Securities sold pursuant to this prospectus. Accordingly, the secured indebtedness would effectively be senior to such series of Debt Securities to the extent of the value of the collateral securing the indebtedness. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the Debt Securities issued pursuant to this prospectus and the holders of other claims against us with respect to our other assets.

In addition, the Subsidiary Guarantor may not constitute all of our subsidiaries and any series of Debt Securities issued and sold pursuant to this prospectus may not be guaranteed by all of our subsidiaries, and our non-guarantor subsidiaries will be permitted to incur additional indebtedness under the indenture. As a result, holders of such Debt Securities may be effectively subordinated to claims of third party creditors, including holders of indebtedness, and preferred shareholders of these non-guarantor subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental taxing authorities, holders of indebtedness or guarantees issued by the non-guarantor subsidiaries and preferred shareholders of the non-guarantor subsidiaries, will generally have priority as to the assets of the non-guarantor subsidiaries over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the Debt Securities sold pursuant to this prospectus, will be effectively subordinated to all those claims.

As a holding company, our only source of cash is distributions from our subsidiaries.

We are a holding company with no operations of our own and we conduct all of our business through our subsidiaries. We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including our 3.25% Convertible Senior Notes due 2026, and any of our future obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefore. The ability of our subsidiaries to pay such dividends and distributions will be subject to, among other things, statutory or contractual restrictions. We cannot assure you that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us in order to pay interest or other payments on our debt.

The fundamental change purchase feature of our 3.25% convertible senior notes may delay or prevent an otherwise beneficial takeover attempt of our company.

The terms of the notes require us to purchase the notes for cash in the event of a fundamental change. A takeover of our company would trigger the requirement that we purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors. See also “— Risks Related to Our Common Stock — Provisions of our certificate of incorporation, bylaws, stockholder rights plan and Delaware law could deter takeover attempts.” and “Description of Capital Stock — Anti-Takeover Effects of Certificate, Bylaws and Stockholder Rights Plan.”

Conversion of our 3.25% convertible senior notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of our 3.25% convertible senior notes may dilute the ownership interests of existing stockholders, including holders who have previously converted their notes. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

THE COMPANY

General

We are an independent oil and gas company engaged in the exploration, exploitation, development and production of oil and natural gas properties primarily in the Cotton Valley Trend of East Texas and Northwest Louisiana.

Our principal executive offices are located at 808 Travis Street, Suite 1320, Houston, Texas 77002. We also have an office in Shreveport, Louisiana. Our common stock is listed on the New York Stock Exchange under the symbol “GDP.”

Business Strategy

Our business strategy is to provide long term growth in net asset value per share, through the growth and expansion of our oil and gas reserves and production. We focus on adding reserve value through the development of our relatively low risk development drilling program in the Cotton Valley Trend. We continue to aggressively pursue the acquisition and evaluation of prospective acreage, oil and gas drilling opportunities and potential property acquisitions.

Several of the key elements of our business strategy are the following:

•	Exploit and Develop Existing Property Base. We seek to maximize the value of our existing assets by developing and exploiting properties with the highest production and reserve growth potential. We intend to concentrate on developing our multi-year inventory of drilling locations in the Cotton Valley Trend. Our Cotton Valley Trend inventory is currently estimated to include over 1,900 possible future drilling locations, based generally on 40 acre spacing. We are continually performing field studies of our existing properties and reevaluating the possibility of additional exploration and development opportunities on these properties utilizing advanced technologies available at present.

•	Expand Acreage Position in the Cotton Valley Trend. We have increased our acreage position from approximately 129,000 gross acres at December 31, 2005, to 185,000 gross acres as of June 30, 2007. We concentrate our efforts in areas where we can apply our technical expertise and where we have significant operational control or experience. To leverage our extensive regional knowledge base, we seek to acquire leasehold acreage with significant drilling potential in the Cotton Valley Trend and other areas, which exhibit similar characteristics to our existing properties.

•	Focus on Low Operating Costs. We continually seek ways to minimize lease operating expenses and overhead expenses. We will continue to seek to control costs to the greatest extent possible by controlling our operations. In March 2007, we sold substantially all of our properties in South Louisiana. These properties had higher operating costs per Mcfe than our other properties. As a result of this sale, we expect our ongoing operating costs per Mcfe to decrease due to the lower cost nature of our Cotton Valley Trend operations.

•	Maintain an Active Hedging Program. We actively manage our exposure to commodity price fluctuations by hedging meaningful portions of our expected production through the use of derivatives, typically fixed price swaps and costless collars. The level of our hedging activity and the duration of the instruments employed depend upon our view of market conditions, available hedge prices and our operating strategy.

ABOUT THE SUBSIDIARY GUARANTOR

Goodrich Petroleum Corporation is a holding company. We conduct all of our operations through our subsidiaries. Goodrich Petroleum Company, LLC, is our only material subsidiary as of the date of this prospectus and, if so indicated in an accompanying prospectus supplement, Goodrich Petroleum Company, LLC may fully, irrevocably and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. We refer to Goodrich Petroleum Company, LLC in this prospectus as the “Subsidiary Guarantor.” Financial information concerning our Subsidiary Guarantor and non-guarantor subsidiaries will be included in our consolidated financial statements filed as a part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES AND PREFERENCE SECURITIES DIVIDENDS

The following table contains our consolidated ratios of earnings to fixed charges and ratios of earnings to fixed charges plus preferred stock dividends for the periods indicated.

						Six Months
						Ended
	Years Ended December 31,					June 30,
	2002(a)	2003(b)	2004(c)	2005(d)	2006	2006	2007(e)

Ratio of earnings to fixed charges	—	—	—	—	2.84	8.99	—
Ratio of earnings to fixed charges and preference securities dividends	—	—	—	—	1.30	2.88	—

(a)	The deficiency of earnings necessary to cover fixed charges and fixed charges plus dividends for the year ended December 31, 2002 was $6.8 million and $7.6 million, respectively.

(b)	The deficiency of earnings necessary to cover fixed charges and fixed charges plus dividends for the year ended December 31, 2003 was $7.7 million and $8.7 million, respectively.

(c)	The deficiency of earnings necessary to cover fixed charges and fixed charges plus dividends for the year ended December 31, 2004 was $3.6 million and $4.6 million, respectively.

(d)	The deficiency of earnings necessary to cover fixed charges and fixed charges plus dividends for the year ended December 31, 2005 was $37.6 million and $38.7 million, respectively.

(e)	The deficiency of earnings necessary to cover fixed charges and fixed charges plus dividends for the six months ended June 30, 2007 was $23.8 million and $28.4 million, respectively.

The ratios were computed by dividing earnings by fixed charges and by fixed charges plus preferred stock dividends, respectively. For this purpose, “earnings” represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges (excluding capitalized interest). “Fixed charges” consists of interest expense, amortization of debt discount and deferred financing costs.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures among us, the Subsidiary Guarantor of such Debt Securities, if any, and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of Goodrich and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 301). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities may be our secured or unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock (Section 301).

If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock (Section 301).

If specified in the prospectus supplement, Goodrich Petroleum Company, LLC (the “Subsidiary Guarantor”) will fully and unconditionally guarantee (the “Subsidiary Guarantee”) the Debt Securities as described under “— Subsidiary Guarantee” and in the prospectus supplement. The Subsidiary Guarantee will be an unsecured obligations of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt (Article Thirteen).

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) whether the Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

(4) any limit on the aggregate principal amount of the Debt Securities;

(5) the dates on which the principal of the Debt Securities will be payable;

(6) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7) the places where payments on the Debt Securities will be payable;

(8) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

(10) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11) whether the Debt Securities are defeasible;

(12) any addition to or change in the Events of Default;

(13) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(15) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

Debt Securities, including any Debt Securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt (Article Twelve of the Subordinated Indenture). The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

If specified in the prospectus supplement, the Subsidiary Guarantor will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantor.

Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantor will fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantor will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor (Section 1302).

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture (Article Fourteen of the Subordinated Indenture).

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally (Section 1306).

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2) be binding upon each Subsidiary Guarantor; and

(3) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

In the event that a Subsidiary Guarantor ceases to be a Subsidiary, either legal defeasance or covenant defeasance occurs with respect to the series or all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee

(Section 1304). In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 302).

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 305).

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement (Section 305). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 1002).

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 305).

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities; or

(3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Sections 205 and 305).

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture (Section 308). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantor, the Trustees or the agents of ourself, the Subsidiary Guarantor or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest (Section 307).

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 1002).

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 1003).

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met (Section 801).

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6) Indebtedness of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million;

(7) any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8) certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9) if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture) (Section 501).

If an Event of Default (other than an Event of Default with respect to Goodrich Petroleum Corporation described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Goodrich Petroleum Corporation described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 502). For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 512).

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507).

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 508).

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 1004).

Modification and Waiver

Modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantor, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2) reduce the principal amount of, or any premium or interest on, any Debt Security;

(3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6) modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7) except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(9) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(10) modify such provisions with respect to modification, amendment or waiver (Section 902); or

(11) following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 1009). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 513).

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4) certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding (Section 101).

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 104).

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1) either:

(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article Four).

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, which we call “legal defeasance” or Section 1503, relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance” (Section 1501).

Legal Defeasance.  The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;

(3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Sections 1502 and 1504).

Covenant Defeasance.  The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Sections 1503 and 1504).

If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantee will terminate (Section 1304)

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Sections 101 and 106).

Title

We, the Subsidiary Guarantor, the Trustees and any agent of us, the Subsidiary Guarantor or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 308).

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York (Section 112).

DESCRIPTION OF CAPITAL STOCK

As of August 8, 2007, our authorized capital stock was 110,000,000 shares. Those shares consisted of (a) 10,000,000 shares of preferred stock, $1.00 par value, 2,250,000 of which were outstanding; and (b) 100,000,000 shares of common stock, $0.20 par value, of which 28,317,390 shares were issued and outstanding. In addition, as of August 8, 2007, (a) 3,587,850 shares of common stock were reserved for issuance pursuant to the conversion of our Series B convertible preferred stock, (b) 3,010,100 shares of common stock were reserved for issuance pursuant to our stock option plans, of which options to purchase 983,500 shares at a weighted average exercise price of $20.67 per share had been issued, and 191,117 shares of restricted stock awards not yet vested and issued as of June 30, 2007.

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2006, and by the provisions of applicable law.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share held of record of common stock has one vote on all matters voted on by our shareholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of preferred stock. Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable. Our common stock is traded on the New York Stock Exchange under the symbol “GDP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ComputerShare Investor Services, LLC.

Preferred Stock

As of the date of this prospectus, we have 7,750,000 shares of authorized but unissued preferred stock that are undesignated.

At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of our common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix the number of shares constituting any class or series of preferred stock; and

•	establish the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.

Series B Convertible Preferred Stock

As of the date of this prospectus, we had 2,250,000 shares issued and outstanding of our Series B Convertible Preferred Stock. The Liquidation Preference is $50 per share of Series B Preferred Stock, plus accumulated and unpaid dividends.

Conversion Rights.  Each share is convertible at the option of the holder into our common stock at any time at an initial conversion rate of 1.5946 shares of common stock per share, which is equivalent to an initial conversion price of approximately $31.36 per share of common stock. Upon conversion of the Series B Convertible Preferred Stock (pursuant to a voluntary conversion or the Company Conversion Option (as defined in the Certificate of Designation of the Series B Convertible Preferred Stock (the “Certificate of Designation”)), we may choose to deliver the conversion value to holders in cash, shares of common stock, or a combination of cash and shares of common stock.

On or after December 21, 2010, we may, at our option, cause the Series B Convertible Preferred Stock to be automatically converted into that number of shares of common stock that are issuable at the then-prevailing conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day prior to the announcement of our exercise of the option, the closing price of our common stock equals or exceeds 130% of the then-prevailing conversion price of the Series B Convertible Preferred Stock.

Redemption.  The Series B Convertible Preferred Stock is non-redeemable by us.

Fundamental Change.  If a Fundamental Change (as defined in the Certificate of Designation) occurs, holders may require us in specified circumstances to repurchase all or part of the Series B Convertible Preferred Stock. In addition, upon the occurrence of a Fundamental Change or Specified Corporate Events (as defined in the Certificate of Designation), we will under certain circumstances increase the conversion rate by a number of additional shares of common stock.

Dividends.  Holders of our Series B Preferred Stock are entitled to receive, when and if declared by our board of directors, cumulative cash dividends on the Series B Preferred Stock at a rate of 5.375% of the $50 liquidation preference per year (equivalent to $2.6875 per year per share). Dividends on the Series B Preferred Stock will be payable quarterly in arrears on each March 15, June 15, September 15, and December 15 of each year or, if not a business day, the next succeeding business day. Dividends may be increased under certain circumstances as described below.

If we fail to pay dividends on the shares of our Series B Preferred Stock on six dividend payment dates (whether consecutive or not), then the dividend rate per annum will increase by an additional 1.0% on and after the day after such sixth dividend payment date, until we have paid all dividends on the shares of our Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Any further failure to pay dividends would cause the dividend rate to increase again by the additional 1.0% until we have again paid all dividends for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Upon the occurrence of specified corporate events described in the Certificate of Designation, the dividend rate per annum will increase by an additional 3.0% for every quarter in which the closing price of our common stock is below $26.13 for 20 trading days within the period of 30 consecutive trading days ending 15 trading days prior to the quarterly record date for the quarter.

Ranking.  Our Series B Preferred Stock ranks, with respect to dividend rights or rights upon our liquidation, winding up or dissolution:

•	senior to (i) all of our common stock and (ii) each class of capital stock or series of preferred stock established after December 21, 2005 (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Junior Stock”);

•	on a parity in all respects with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (we refer to the stock described in this bullet point as the “Senior Stock”).

Voting Rights.  Except as required by Delaware law, our restated certificate of incorporation and the certificate of designation for our Series B Preferred Stock, holders of our Series B Preferred Stock will have no voting rights unless dividends payable on our Series B Preferred Stock are in arrears for six or more quarterly periods. In that event, the holders of our Series B Preferred Stock, voting as a single class with the shares of any other class or series of preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors, and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until the dividend arrearage on our Series B Preferred Stock has been paid in full. The affirmative consent of holders of at least 66 2/3% of the outstanding shares of our Series B Preferred Stock will be required for the issuance of Senior Stock and for amendments to our restated certificate of incorporation that would materially adversely affect any right, preference, privilege or voting power of our Series B Preferred Stock.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Written Consent of Stockholders and Stockholder Meetings.  Any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, by a majority of the board of directors, on the written request of any two directors, or by the Secretary. A special meeting must be called by the Chairman of the Board, the President or the Secretary when a written request is delivered to such officer, signed by the holders of at least 10% of the issued and outstanding stock entitled to vote at such meeting.

Advance Notice Procedure for Shareholder Proposals.  Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors, as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

•	with respect to an election to be held at the annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders;

•	with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed to stockholders or public disclosure of the date of the meeting was made, whichever first occurs, and must contain specified information concerning the person to be nominated.

Notice of stockholders’ intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including with respect to the nomination of directors or considering any transaction that could result in a change in control. These advance notice procedures are not applicable prior to the trigger date.

Classified Board; Removal of Director.  Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our bylaws provide that neither any director nor the board of directors may be removed without cause, and that any removal for cause would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

Limitation of Liability of Directors

Our certificate of incorporation provided that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

•	for any transaction from which the director derived an improper personal benefit.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1) the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

(2) the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3) United States federal income tax consequences applicable to the warrants;

(4) the amount of the warrants outstanding as of the most recent practicable date; and

(5) any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

There is currently no market for any of the securities, other than the shares of common stock listed on the New York Stock Exchange. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities. We have no current plans for listing the debt securities on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities will be described in the applicable prospectus supplement.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS

Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with certain of the offered securities. Vinson & Elkins L.L.P. has in the past represented the lenders under our credit facilities. The validity of issuance of certain of the offered securities and other matters arising under Louisiana law are being passed upon by Sinclair Law Firm, L.L.C., Shreveport, Louisiana. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements of Goodrich Petroleum Corporation as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to a change in the method of accounting for share-based payments.

Estimates of the oil and gas reserves of Goodrich Petroleum Corporation and related future net cash flows and the present values thereof, included in this prospectus and in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, were based upon reserve reports prepared by Netherland, Sewell & Associates, Inc. as of December 31, 2006, December 31, 2005 and December 31, 2004. We have included and incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

Prospectus Supplement

Prospectus

5,200,000 shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Bear, Stearns & Co. Inc.

JPMorgan

Co-Managers

Howard Weil Incorporated
Raymond James
Capital One Southcoast
Johnson Rice & Company L.L.C.
Tudor, Pickering & Co.
BMO Capital Markets
BNP PARIBAS

December   , 2007